SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ x ]

Filed by a Party Other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ x ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-2.

Twin Disc, Incorporated

(Name of Registrant as Specified In Its Charter)

____________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x ] No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

______________________________________________________________

2)	Aggregate number of securities to which transaction applies:

______________________________________________________________

3)	Per unit price or other underlying value of transactions computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

______________________________________________________________

4)	Proposed maximum aggregate value of transactions:

______________________________________________________________

5)	Total fee paid:

______________________________________________________________

[    ] Fee paid previously with preliminary materials.

[    ] Check box if any part of the fee is offset as proved by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

_______________________________________________________________

2)	Form, Schedule or Registration Statement No.:

_______________________________________________________________

3)	Filing Party:

_______________________________________________________________

4)	Date Filed:

_______________________________________________________________

TWIN DISC, INCORPORATED

1328 Racine Street, Racine, Wisconsin 53403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS – OCTOBER 26, 2017

NOTICE IS HEREBY GIVEN TO THE SHAREHOLDERS OF TWIN DISC, INCORPORATED

The Annual Meeting of Shareholders of Twin Disc, Incorporated, a Wisconsin corporation (the “Corporation”), will be held at 2:00 P.M. (Central Time) on Thursday, October 26, 2017, at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin 53403 (the “Annual Meeting”) for the following purposes:

1. To elect two Directors to serve until the Annual Meeting of Shareholders in 2020.

2. To consider an advisory vote to approve the compensation of the Corporation’s Named Executive Officers.

3. To consider an advisory vote on the frequency of the vote on compensation of the Corporation’s Named Executive Officers.

4. To ratify the appointment of RSM US LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2018.

5. To transact any other business that may properly come before the Annual Meeting.

Only holders of record of shares of common stock of the Corporation at the close of business on August 24, 2017, shall be entitled to vote at the Annual Meeting.

A proxy appointment card and our proxy statement are enclosed with this notice. The proxy card shows the form in which your shares are registered and affords you the opportunity to direct the voting of those shares, even if you are unable to attend the Annual Meeting in person. Please review these proxy materials and follow the applicable instructions.

Jeffrey S. Knutson

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 26, 2017

Our proxy materials, including the Proxy Statement and 2017 Annual Report on Form 10-K, are available over the internet at http://ir.twindisc.com/proxy.cfm, and most of our stockholders will receive only a notice (“Notice”) containing instructions on how to access the proxy materials over the internet and vote online. If you receive this Notice but would still like to receive paper copies of the proxy materials, please follow the instructions on the Notice or on the website referred to on the Notice.

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, WE ASK YOU TO PLEASE TAKE ADVANTAGE OF ONE OF THE THREE OPTIONS YOU HAVE FOR VOTING YOUR SHARES: (1) YOU MAY SIGN AND RETURN YOUR PROXY APPOINTMENT IN THE ENCLOSED ENVELOPE; (2) YOU MAY DIRECT YOUR VOTE VIA THE INTERNET; OR (3) YOU MAY DIRECT YOUR VOTE BY TELEPHONE. THE APPLICABLE INSTRUCTIONS AND DEADLINES FOR EACH OPTION ARE STATED ON THE PROXY CARD AND IN THE PROXY STATEMENT. IF YOUR PROXY APPOINTMENT / VOTING INSTRUCTIONS ARE NOT RECEIVED BEFORE THE APPLICABLE DEADLINE, THE PROXY WILL BE RULED INVALID. AFTER SUBMITTING YOUR VOTING INSTRUCTIONS, SHOULD YOU FIND IT CONVENIENT TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PRIOR INSTRUCTIONS AND VOTE IN PERSON.

2017 Proxy Statement

TWIN DISC, INCORPORATED

September 14, 2017

DATE, TIME AND PLACE OF MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies for use at the Annual Meeting of Shareholders to be held at 2:00 P.M. (Central Time), at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin 53403 on Thursday, October 26, 2017, or any adjournment thereof. Holders of common stock of record at the close of business on August 24, 2017, are entitled to vote at the Annual Meeting and each shareholder shall have one vote for each share of common stock registered in the shareholder’s name. Shares represented by a signed proxy appointment or electronic proxy vote will be voted in the manner specified in the form of proxy or, if no specification is made, in a manner consistent with the Board of Directors’ recommendation for each of the proposals mentioned therein. The presence of a majority of the outstanding shares of common stock of the Corporation, either in person or represented by a signed proxy appointment or electronic proxy vote, will constitute a quorum at the Annual Meeting. The Corporation intends to first send this proxy statement to shareholders on or about September 14, 2017.

PROXY APPOINTMENT AND REVOCATION

Shareholders may vote by delivery, either in person, by mail or by messenger, of the enclosed proxy appointment form. Appointment forms must be received by the Secretary not less than 48 hours prior to the date of the Annual Meeting. The proxy appointment form must be signed in handwriting. The signature must be sufficiently legible to allow the inspector to distinguish it as representing the name of the registered shareholder, or must be accompanied by a rubber stamp facsimile or hand-printed name, including the shareholder’s surname and either the shareholder’s first or middle name as represented on the corporate records and any titles, offices or words indicating agency which appear in the corporate records. PROXY APPOINTMENT FORMS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

Shareholders may also vote via the Internet by accessing www.investorvote.com/twin or by telephone at 1-800-652-8683. The telephone and Internet voting procedures are designed to authenticate the shareholder’s identity, to allow the shareholder to give voting instructions and to confirm that such instructions have been properly recorded. Shareholders may vote via the Internet or by telephone up to 11:59 PM Eastern Time on Wednesday, October 25, 2017. Shareholders that vote via the Internet should understand that there might be costs associated with electronic access that they must bear, such as usage charges from Internet access providers and telecommunications companies.

The person giving the proxy may revoke it before it is exercised, either in person, by mail or by messenger, by submitting a later dated proxy appointment form to the Secretary at least 48 hours prior to the date of the Annual Meeting. If the proxy was voted via the Internet or by telephone, the person may revoke the proxy by entering a new vote via the Internet or telephone prior to the time that Internet and telephone voting closes. The person giving the proxy may also revoke it by openly stating the revocation at the Annual Meeting, by voting at the Annual Meeting in person, or by delivering a signed written statement revoking the proxy to the Secretary prior to the date of the Annual Meeting. ANY ATTEMPTED REVOCATIONS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

RECORD DATE

The record date with respect to this solicitation is August 24, 2017. On that date, there were outstanding 11,572,523 shares of common stock of the Corporation entitled to vote at the Annual Meeting. There also are 200,000 shares of no-par preferred stock authorized, of which 150,000 shares have been designated Series A Junior Preferred Stock, but none are outstanding.

SHAREHOLDER PROPOSALS FOR 2018

If a shareholder wishes to present a proposal for consideration for inclusion in the Notice of the Meeting and Proxy Statement for the 2018 Annual Meeting of Shareholders, the proposal must be received at the Corporation’s principal executive offices no later than May 18, 2018. Shareholder proposals received later than July 17, 2018 will be considered untimely, and will not be considered at the Corporation’s 2018 Annual Meeting. Any such proposal must comply with the requirements of Section (14)(a) of the Corporation’s Restated Bylaws.

If a shareholder wishes to nominate a person for election to the Board of Directors of the Corporation, such nomination shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely for the 2018 Annual Meeting, such notice must be delivered to or mailed and received at the principal executive offices of the Corporation no later than July 17, 2018. Any such notice must comply with the requirements of Section (14)(b) of the Corporation’s Restated Bylaws.

PERSONS MAKING THE SOLICITATION

The proxy is being solicited by the Corporation’s Board of Directors and will be voted in favor of the Directors’ recommendations on each and all matters properly brought before the Annual Meeting, unless the undersigned shareholder specifically instructs the holder or holders of the proxy to the contrary.

VOTES REQUIRED FOR PROPOSALS AND HOW VOTES WILL BE COUNTED

With respect to the election of Directors (Proposal No. 1), votes may be cast in favor or withheld. Votes that are withheld will have no legal effect and will not be counted as votes cast in the election of Directors. Assuming a quorum is present, Directors shall be elected by a plurality of votes cast by the shares entitled to vote at the Annual Meeting (i.e., the individuals with the largest number of votes cast in favor of their election will be elected as Directors, up to the maximum number of Directors to be chosen in the election). In the event two (2) or more persons tie for the last vacancy to be filled, a run-off vote shall be taken from among the candidates receiving the tie vote. Broker non-votes, as defined below, will be counted for purposes of determining a quorum, but will not be counted as votes cast in the election of Directors.

With respect to the advisory vote on the compensation of the Corporation’s Named Executive Officers (Proposal No. 2), votes may be cast “For” or “Against” the resolution. Votes “For” must exceed votes “Against” in order for the resolution on compensation of the Named Executive Officers to be considered approved by the shareholders. This vote is not binding on the Corporation. The Compensation and Executive Development Committee of the Board of Directors will take the results of the vote into consideration in addressing future compensation policies and practices.

With respect to the advisory vote on the frequency of future votes on the compensation of the Corporation’s Named Executive Officers (Proposal No. 3), votes may be cast for “Every Year” “Every 2 Years” or “Every 3 Years.” Whichever choice receives the most votes will be considered the frequency approved by the shareholders. This vote is not binding on the Corporation. The Board of Directors will take the results of the vote into consideration in making decisions about the frequency of future votes on the compensation of the Corporation’s Named Executive Officers.

With respect to the ratification of the appointment of independent auditors (Proposal No. 4), votes may be cast “For” or “Against.” The appointment will be ratified if a majority of the shares present and entitled to vote on the matter are voted “For” ratification. If the appointment of the independent auditors is not ratified, the Audit Committee will reconsider such appointment.

Brokers who hold shares in street name for customers are not permitted to vote on certain matters without specific instructions from the beneficial owners of the shares. A “broker non-vote” occurs on an item submitted for shareholder approval when the broker does not have the authority to vote on the item in the absence of instructions from the beneficial owner and the broker does not in fact receive such instructions. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a vote against a particular proposal when a majority of the issued and outstanding shares is required for approval of the proposal, and has no effect when a majority of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

Brokers and other nominees may vote on the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending June 30, 2018 (Proposal No. 4) without specific instructions from beneficial owners. Therefore, no broker non-votes are expected to exist in connection with this proposal. However, brokers or other nominees may not vote on the election of Directors (Proposal No. 1), on the advisory vote on Named Executive Officer compensation (Proposal No. 2) or the frequency of the advisory vote on Named Executive Officer compensation (Proposal No. 3) without specific instructions from the beneficial owners of the shares. Therefore, an undetermined number of broker non-votes may occur on Proposals No. 1, 2 and 3.

PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

PRINCIPAL SHAREHOLDERS

Based upon the records of the Corporation, filings with the Securities and Exchange Commission as of August 21, 2017 and additional information obtained by the Corporation, the following table sets forth the persons or group of persons having beneficial ownership (as defined by the Securities and Exchange Commission) of more than 5% of the issued and outstanding common stock of the Corporation.

		Nature of
		Beneficial	Amount		Percent of
Name	Address	Ownership	Owned		Class

John H. Batten	704 Waters Edge Rd.	Power to vote	2,535,647	(1)	21.9%
	Racine, WI	Beneficial	194,384		1.7%

GAMCO Investors, Inc.	One Corporate Center	Power to vote &	1,966,569	(2)	17.0%
	Rye, NY	dispose of stock

Juniper Investments	555 Madison Avenue	Power to vote &	672,894		5.8%
Company, LLC	New York, NY	dispose of stock

Neuberger Berman, LLC	1290 Avenue of the Americas New York, NY	Power to vote & dispose of stock	591,970		5.1%

Dimensional Fund Advisors, L.P.	6300 Bee Cave Road Austin, TX	Power to vote & dispose of stock	590,302		5.1%

BlackRock Institutional	400 Howard Street	Power to vote &	575,000		5.0%
Trust Company, N.A.	San Francisco, CA	dispose of stock

(1) Held as trustee under various trusts and as guardian for non-immediate family member.

(2) Represents shares held by various entities which are directly or indirectly controlled by Mario J. Gabelli and for which he acts as chief investment officer.

DIRECTORS AND EXECUTIVE OFFICERS

Based upon the records of the Corporation, filings with the Securities and Exchange Commission as of August 21, 2017 and additional information obtained by the Corporation, the following table sets forth the number of shares of common stock of the Corporation beneficially owned by each of the Directors of the Corporation, each of the executive officers named in the Summary Compensation Table and the number of shares beneficially owned by all Directors and executive officers of the Corporation as a group.

Name of	Amount and Nature
Beneficial Owner	of Beneficial Ownership (1)	Percent of Class
John H. Batten	2,730,031 (2)	23.6%
Jeffrey S. Knutson	53,957 (3)	*
Malcolm F. Moore	50,503 (4)	*
Donald J. Nelson	46,734 (5)	*
Dean J. Bratel	46,763 (6)	*
Michael Doar	35,234 (7)	*
Janet P. Giesselman	6,080 (7)	*
David W. Johnson	7,750 (7)	*
David B. Rayburn	43,408 (7)	*
Michael C. Smiley	22,934 (7)	*
Harold M. Stratton II	36,134 (7)	*
David R. Zimmer	30,584 (7)	*

All Directors and Executive Officers as a group (14 persons)	3,185,197 (7)	27.5%

* Denotes ownership of less than one percent of shares outstanding.

(1) Shares listed include any shares owned by a spouse, minor children and immediate relatives who share the same household as a Director or officer. Inclusion of any such shares is not to be considered an admission of beneficial ownership.

(2) Includes 2,535,647 shares held by Mr. Batten as trustee under various family trusts and as guardian for non-immediate family member. Also includes restricted stock grants of 20,519 shares that vest in fiscal 2019, 33,496 shares that vest in fiscal 2020, and 19,259 shares that vest in fiscal 2021.

(3) Includes restricted stock grants of 8,648 shares that vest in fiscal 2019, 14,117 shares that vest in fiscal 2020, and 8,117 shares that vest in fiscal 2021.

(4) Includes restricted stock grants of 18,149 shares that vest in fiscal 2019 and 19,386 shares that vest in fiscal 2020. Also includes 3,600 shares subject to currently exercisable stock options.

(5) Includes restricted stock grants of 14,000 shares that vest in fiscal 2018, 14,000 shares that vest in fiscal 2019, 10,000 shares that vest in fiscal 2020 and 8,734 shares that vest in fiscal 2021.

(6) Includes restricted stock grants of 7,862 shares that vest in fiscal 2019, 12,834 shares that vest in fiscal 2020 and 7,379 shares that vest in fiscal 2021.

(7) Shares subject to currently exercisable stock options included in the above are as follows: Mr. Doar 2,400, Mr. Rayburn 3,600, Mr. Stratton 3,600 and all Directors and executive officers as a group 13,200. Also included above are unvested restricted shares as follows: Mr. Doar 6,080, Ms. Giesselman 6,080, Mr. Johnson 6,080, Mr. Rayburn 6,080, Mr. Smiley 6,080, Mr. Stratton 6,080 and Mr. Zimmer 6,080.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated the following persons to serve as Directors for the Corporation, each for a term to expire at the Annual Meeting of Shareholders following the fiscal year ending June 30, 2020, as indicated below. Shares of common stock represented by properly executed proxy appointments in the accompanying form or electronic proxy vote will be voted for the two nominees listed unless authority to do so is withheld.

Principal Occupation and Other
Name and	Public Company Directorships		Served as Director
Current Age	Held Within Past Five Years	Skills and Qualifications	Continuously Since

TERMS EXPIRE IN 2020:

Michael Doar	Chairman and Chief	Mr. Doar is a sitting CEO of a	October 2008
Age 62	Executive Officer,	public company. His experience
	Hurco Companies, Inc.	includes strategic planning,
	Indianapolis, Indiana (A global manufacturer of machine tools)	financial oversight, compensation and organizational competencies.
His career in the capital goods
industry has exposed him to complex manufacturing and engineering solutions on a global basis.

David R. Zimmer	Retired Managing Partner,	Mr. Zimmer is a former CEO of	July 1995
Age 71	Stonebridge Equity LLC,	a public company and has also
	Troy, Michigan,	held a CFO position in a public
	(A merger, acquisition and	company. His skill sets include
	value consulting firm);	strategic planning, financial
	Formerly Chief Executive	oversight, compensation, and
	Officer, Twitchell Corporation,	organizational development.
	Dothan, AL (A privately held	His career includes international
	manufacturer and marketer of	business in complex
	highly engineered synthetic	manufacturing related
	yarns, fabrics, extrusions, and	industries, as well as
	coatings);	mergers and acquisitions.
Also Director, Detrex Corp.
and Strattec Security Corp.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTORS.

The Directors whose terms are continuing, and the classes to which they have been elected, are set forth below. Each Director whose term is continuing was elected to his present term of office by a vote of shareholders at a meeting for which proxies were solicited.

Principal Occupation and Other
Name and	Public Company Directorships		Served as Director
Current Age	Held Within Past Five Years	Skills and Qualifications	Continuously Since

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2018:

David B. Rayburn	Retired President and	As a former CEO of a public	July 2000
Age 69	Chief Executive Officer,	company, Mr. Rayburn has
	Modine Manufacturing	experience and skill sets in
	Company,	strategic planning, financial
	Racine, Wisconsin	oversight, compensation policy
	(A manufacturer of heat	and practices as well as
	exchange equipment)	organizational structure. In
	Also, Director Lindsay	addition, Mr. Rayburn’s
	Corporation (a provider	background includes
	of irrigation and water	international business, mergers
	management systems).	and acquisitions, engineering and
manufacturing in an industry
related to the Corporation.

Janet P. Giesselman	Retired President and General	Ms. Giesselman is a retired senior	June 2015
Age 63	Manager of Dow Oil & Gas, a	executive of a global public
	business unit of The Dow	company. Her background
	Chemical Company,	includes strategic planning,
	Midland, Michigan	financial oversight, sales,
	Also, Director Ag Growth	marketing, start ups, mergers
	International (A global provider	and acquisitions and global
	of grain handling and storage	regulatory expertise. Ms.
	equipment) and Director	Giesselman has extensive
	Omnova Solutions (A global	international experience and a
	provider of emulsion polymers,	broad background in the oil and
	specialty chemicals and	gas and the agricultural sectors.
decorative and functional
surfaces).

David W. Johnson	Vice President and	Mr. Johnson is a sitting	July 2016
Age 54	Chief Financial Officer,	CFO of a public company.
	Johnson Outdoors, Inc.,	His strengths include
	Racine, Wisconsin	financial leadership, new
	(A global provider of outdoor	business development, operational
	recreation products).	restructuring , cost saving and
strategic analysis.

Principal Occupation and Other
Name and	Public Company Directorships		Served as Director
Current Age	Held Within Past Five Years	Skills and Qualifications	Continuously Since

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2019:

John H. Batten	President and	Mr. Batten is a sitting	December 2002
Age 52	Chief Executive Officer,	President and CEO of a
	Twin Disc, Incorporated	public company. His skill sets
	since July 2013;	include strategic and operational
	formerly Chief Operating	planning, financial oversight, and
	Officer since July 2008,	organizational development as
	and Executive Vice President	well as extensive domestic and
	since October 2004.	international experience in en-
gineered products and a complex
manufacturing environment.

Harold M. Stratton II	Chairman of the Board and	Mr. Stratton is Board Chairman	July 2004
Age 69	retired Chief Executive Officer	and retired CEO of a public
	Strattec Security Corporation,	company. He is skilled in
	Milwaukee, Wisconsin	strategic planning, financial
	(A leading manufacturer of	oversight, compensation
	mechanical and electro-mechan-	and organizational matters.
	ical locks, latches, power	In addition, he has experience
	opening/closing systems and	in international markets and in
	related security/access	an industry involving complex
	control products for global	manufacturing and products with
	automotive manufacturers).	high engineering content.

Michael C. Smiley	Former Chief Financial Officer,	Mr. Smiley is a former CFO of a	April 2010
Age 58	Zebra Technologies Corp.,	public company. His
	Lincolnshire, Illinois	competencies include strategic
	(A global provider of	planning, financial oversight,
	enterprise asset intelligence	mergers and acquisitions,
	solutions to identify, track, and	extensive domestic and
	manage the deployment of	international experience in
	critical assets for improved	complex manufacturing and
	business efficiency).	engineered and technology
products.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF

THE CORPORATION’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 (as amended), the Board of Directors is holding a separate, non-binding advisory vote seeking approval of the compensation of the Corporation’s Named Executive Officers, as disclosed in the “Executive Compensation” portion of this Proxy Statement. This proposal, commonly known as “Say on Pay,” gives you the opportunity to indicate your support or lack of support for the Corporation’s fiscal 2017 compensation practices and programs for the Named Executive Officers by voting on the following resolution:

RESOLVED, that the compensation paid to the Corporation’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, and in particular the “Executive Summary” portion of the Compensation Discussion and Analysis, the Corporation has established a compensation program that is designed to attract and retain key employees, and reward those employees for the short-term and long-term performance of the Corporation.

A significant portion of the potential compensation of the Corporation’s Named Executive Officers is directly linked to the Corporation’s performance and the creation of shareholder value, and payments under the Corporation’s incentive programs have correlated to the Corporation’s actual performance. In addition, long-term performance stock and performance stock unit awards that were granted in 2014 subject to a three-year profitability objective expired unvested in 2017, based on the cumulative profitability of the Corporation over the past three fiscal years.

The Corporation also maintains compensation practices that are aligned with sound governance practices. For example, the Corporation’s agreements with its Named Executive Officers are designed to avoid excess parachute payments under Section 280G of the Internal Revenue Code, and thus do not provide for excise tax gross-ups for excess parachute payments. In addition, the Corporation’s change in control severance agreements with its Named Executive Officers contain “double trigger” provisions (i.e., both a change in control and an involuntary termination or resignation for good reason) in order for outstanding equity awards to vest and be paid.

This shareholder vote is advisory, and therefore not binding on the Corporation. However, the Board of Directors and its Compensation and Executive Development Committee will take the results of the vote into consideration in addressing future compensation policies and practices.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE CORPORATION’S NAMED EXECUTIVE OFFICERS. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE CORPORATION’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934 (as amended), the Board of Directors is also holding a separate, non-binding advisory vote on how frequently the advisory vote on the compensation of the Corporation’s Named Executive Officers (the “Say on Pay” vote) should be held. As set forth on the proxy card, shareholders may vote to have a “Say on Pay” vote every one, two or three years, or they may abstain from voting.

The Board of Directors has determined that holding the “Say on Pay” vote EVERY YEAR is the best approach for the Corporation. Holding this vote every year will enhance shareholder communication by providing shareholders a clear, simple way to express their sentiment regarding the Corporation’s executive compensation practices.

This shareholder vote is advisory, and therefore not binding on the Corporation. However, the Board of Directors will take the results of the vote into consideration in addressing the frequency of future “Say on Pay” votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “EVERY YEAR” AS TO THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY, YOUR SHARES WILL BE VOTED IN FAVOR OF AN “EVERY YEAR” FREQUENCY OF THE SAY ON PAY VOTE.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected RSM US LLP (“RSM”) as our independent registered public accounting firm for the fiscal year ending June 30, 2018, including service to our consolidated subsidiaries, following a competitive proposal process involving multiple firms. A representative of RSM will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions. Stockholder ratification of the selection of RSM as our independent registered public accounting firm is not required. However, the Audit Committee deems it good corporate governance to submit the selection of RSM to the stockholders for ratification. PricewaterhouseCoopers LLP (“PwC”) was the Company’s independent registered public accounting firm through the fiscal year ending June 30, 2017. A representative of PwC will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Former Independent Registered Public Accounting Firm

On February 27, 2017, the Company dismissed PwC as its independent registered public accounting firm effective upon the issuance by PwC of their reports on the consolidated financial statements as of and for the year ended June 30, 2017 and the effectiveness of internal control over financial reporting as of June 30, 2017, to be included in the filing of the related Form 10-K.  The Company’s decision to change its independent registered public accounting firm was recommended by management and approved by the Audit Committee of the Company’s Board of Directors.

The audit reports of PwC on the Company’s consolidated financial statements for the fiscal years ended June 30, 2016 and June 30, 2015 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended June 30, 2016 and June 30, 2015, and for the subsequent interim period through February 27, 2017, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such years; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided PwC with a copy of the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) and requested that PwC furnish it with a letter addressed to the SEC stating whether it agrees with the statements made by the Company therein and if not, stating the respects in which it does not agree. A copy of PwC’s letter, dated March 2, 2017, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2017.

New Independent Registered Public Accounting Firm

On February 24, 2017, the Company approved the appointment of RSM US LLP (“RSM”) as its new independent registered public accounting firm, contingent upon completion of RSM's acceptance procedures.  RSM subsequently completed its acceptance procedures, and the Company entered into an Audit Engagement Letter with RSM dated April 24, 2017.

During the Company’s fiscal years ended June 30, 2016 and June 30, 2015, and for the subsequent interim period through February 24, 2017, neither the Company nor anyone on its behalf consulted RSM regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or on the type of audit opinion that might be rendered on the consolidated financial statements of the Company, and neither a written report nor oral advice was provided to the Company that RSM concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Fees to Independent Registered Public Accounting Firm

Audit Fees

Aggregate fees billed or expected to be billed for professional services rendered by PwC in connection with (i) the audit of the Corporation’s consolidated financial statements as of and for the years ended June 30, 2017 and June 30, 2016, including statutory audits of the financial statements of the Corporation’s affiliates, and (ii) the reviews of the Corporation’s quarterly financial statements were $1,335,600 and $1,538,600, respectively.

Audit-Related Fees

Aggregate fees billed for professional services rendered by PwC for assurance and services reasonably related to the performance of the audit or review of the Corporation’s financial statements not included in audit fees above were $0 and $0 for the years ended June 30, 2017 and 2016, respectively.

Tax Fees

In addition to the other fees described above, aggregate fees of $64,800 and $84,200 were billed by PwC during the years ended June 30, 2017 and 2016, respectively, pertaining to tax compliance, tax advice, and tax planning. Included in this amount are fees for tax compliance services of $64,800 and $84,200 during the years ended June 30, 2017 and 2016, respectively.

All Other Fees

During the years ended June 30, 2017 and 2016, $0 and $0 were billed by PwC for products and services other than those listed above.

The Audit Committee has determined that the provision of services rendered above that were not related to its audit of the Corporation’s financial statements were at all times compatible with maintaining PricewaterhouseCoopers’ independence.

Pre-Approval Policies and Procedures

The Audit Committee annually pre-approves known or anticipated audit and non-audit services and fees. Additional non-audit services and fees not included in the annual pre-approval are submitted to a designated committee member for approval before the work is performed. These fees are then presented at the next Audit Committee meeting for formal documentation of approval. For the year ended June 30, 2017, 100% of audit-related, tax and other fees were pre-approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF RSM US LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2018. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" RATIFICATION.

CORPORATE GOVERNANCE

The Corporation's business is conducted under the direction of the Board of Directors, pursuant to the laws of the State of Wisconsin and our Restated Bylaws. Members of the Board of Directors are kept informed of the Corporation’s business through discussions with the President and Chief Executive Officer and with key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

The Corporation has reviewed its corporate governance policies and practices, particularly in light of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and rule changes made or proposed by the Securities and Exchange Commission and the NASDAQ Stock Market. We believe that our current policies and practices meet all applicable requirements. Our updated corporate governance policies, including updated charters for committees of the Board, are made available to our shareholders on our website, www.twindisc.com, and/or through appropriate mailings.

Board Independence

The Corporation requires, as set forth in its Guidelines for Corporate Governance, that a majority of the Board members be independent outside Directors. "Independent Director," as used here, means a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. At a minimum, to qualify as "independent," a Director must so qualify under governing rules, regulations and standards, including those issued by the SEC and the NASDAQ Stock Market. The Nominating and Governance Committee of the Board assesses independence on an ongoing basis, and the Directors are responsible for bringing to the attention of the Nominating and Governance Committee any changes to their status that may affect independence. In addition, the Directors are required to complete, on at least an annual basis, a questionnaire prepared by the Corporation that is designed to elicit information that relates to the independence assessment. A majority of the current Board of Directors are independent Directors.

The Board has determined that the following Directors are independent within the meaning of SEC regulations, the listing standards of the NASDAQ Stock Market and the Corporation's Guidelines for Corporate Governance: Messrs. Doar, Johnson, Rayburn, Smiley, Stratton and Zimmer, and Ms. Giesselman.

Board Leadership Structure

Prior to his death on May 6, 2015, Michael E. Batten, the former Chief Executive Officer and the father of then and current Chief Executive Officer Mr. John Batten, served as Chairman of the Board of Directors. The Board of Directors viewed these divided roles as in the best interests of the Corporation, as Mr. J. Batten’s long tenure with the Corporation prepared him well to assume the leadership responsibilities of Chief Executive Officer, and the Board continued to have the historical knowledge and guidance that Mr. M. Batten was able to provide.

Following Mr. M. Batten’s death, the Board of Directors decided to name Mr. Rayburn, an independent outside director of the Corporation, as Chairman of the Board. The Board determined that this leadership structure is appropriate in light of evolving standards of corporate governance, which place a strong value on having an independent director serve as Chairman, and also in light of Mr. Rayburn’s long tenure on the Board and high standing in the Wisconsin business community.

Board’s Role in Risk Oversight

The Corporation’s Board of Directors is ultimately responsible for overseeing the Corporation’s approach to business risks that it faces. The Board receives regular reports from the Corporation’s management regarding significant developments in the industries and markets in which the Corporation competes, as well as information regarding the Corporation’s financial performance, capital needs and liquidity. With the assistance of management, the Board regularly identifies the risks that are most significant to the Corporation. The Board’s agendas are planned so that each of these risks, the potential exposure they create, management’s efforts to manage those risks and other mitigating activities, are discussed at least annually. Risk management is also an integral part of the Corporation’s annual strategic planning process, and risks identified through that process are also reviewed and discussed by the full Board.

Various committees of the Board also have roles in the oversight of risk management. In particular, the Finance and Risk Management Committee oversees the Company’s risk management framework and strategy, management’s proposed financial policies and actions, and the financial status of the Company’s defined benefit pension plans. The Audit Committee focuses on financial risk, including the Corporation’s internal controls regarding finance, accounting, legal compliance and ethical behavior. The Compensation and Executive Development Committee evaluates risks that may be created by the Corporation’s compensation policies and practices, and also annually reviews the adequacy and status of the Corporation’s management succession plans.

Guidelines for Business Conduct and Ethics

Our Guidelines for Business Conduct and Ethics (the "Guidelines") summarize the compliance and ethical standards and expectations we have for all our employees, officers and Directors with respect to their conduct in furtherance of the Corporation’s business. The Guidelines, which are available on the Corporation’s website, www.twindisc.com, contain procedures for reporting suspected violations of the provisions contained in the Guidelines, including procedures for the reporting of questionable accounting or auditing matters, or other concerns regarding accounting, internal accounting controls or auditing matters. These materials are also available in print to any shareholder upon request. If we make any substantive amendment to the Guidelines, we will disclose the nature of such amendment on our website at www.twindisc.com or in a current report on Form 8-K. In addition, if a waiver from the Guidelines is granted to an executive officer or Director, we will disclose the nature of such waiver on our website at www.twindisc.com or in a current report on Form 8-K.

Anti-Hedging and Pledging Policies

Under our Insider Trading Policy, all executive officers, Directors and employees of the Corporation are prohibited from trading in options, warrants, puts and calls or other similar instruments on securities of the Corporation or engaging in short sales of securities of the Corporation.  In addition, our Insider Trading Policy prohibits all executive officers, Directors and employees of the Corporation from engaging in any hedging or monetization transactions involving securities of the Corporation, and prohibits Directors and executive officers from holding securities of the Corporation in a margin account or pledging securities of the Corporation as collateral for a loan.  Our Insider Trading Policy is available on our website, www.twindisc.com

Review, Approval or Ratification of Transactions with Related Persons

Our Guidelines also specifically require that all employees, officers and Directors refrain from business activities, including personal investments, which conflict with the proper discharge of their responsibilities to the Corporation or impair their ability to exercise independent judgment with respect to transactions in which they are involved on behalf of the Corporation. The Guidelines include policies on the review and approval of significant transactions between the Corporation and its officers or employees, and their relatives or businesses.

At the end of each fiscal year, each Director and officer must respond to a questionnaire that requires him or her to identify any transaction or relationship that occurred during the year or any proposed transaction that involves the Corporation (or any subsidiary or affiliate of the Corporation) and that individual, their immediate family and any entity with which they or such immediate family member are associated. All responses to the questionnaires are reviewed by the Corporation’s internal auditing department and shared with the CEO and Audit Committee, as appropriate. Based upon such review, there were no related party transactions with respect to persons who were Directors or officers during fiscal 2017 requiring disclosure under the rules of the Securities and Exchange Commission.

DIRECTOR COMMITTEES AND ATTENDANCE

Meetings of the Board of Directors and Board Committees; Attendance

The Corporation’s Board of Directors met six times during the year ended June 30, 2017. Among incumbent Directors, there was one excused absence from these meetings. The Audit Committee met six times during the year. The Nominating and Governance Committee met two times during the year. The Compensation and Executive Development Committee met four times during the year. The Finance and Risk Management Committee met three times during the year. Each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Committees on which the Director served.

Director Committee Functions

Audit Committee

The Corporation has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The charter of the Audit Committee is available on the Corporation's website, www.twindisc.com. It was most recently reviewed on May 3, 2017.

All of the members of the Audit Committee are independent within the meaning of the SEC regulations, the listing standards of NASDAQ Stock Market and the Corporation's Guidelines for Corporate Governance. The Board of Directors has determined that each Audit Committee member (Mr. Zimmer (Chair), Mr. Doar, Ms. Giesselman, Mr. Johnson and Mr. Smiley) qualifies as an “audit committee financial expert” within the meaning of SEC rules.

The Audit Committee's purpose is to assist the Board of Directors in monitoring the:

● Integrity of the Corporation's financial statements;

● Independent auditor's qualifications and independence;

● Performance of the Corporation's internal audit function and the independent auditors; and

● Corporation's compliance with legal and regulatory requirements.

In carrying out these responsibilities, the Audit Committee, among other things:

● Appoints the independent auditor for the purpose of preparing and issuing an audit report and to perform related work, and discusses with the independent auditor appropriate staffing and compensation;

● Retains, as necessary or appropriate, independent legal, accounting or other advisors;

● Oversees management's implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests, and reviews the activities and recommendations of the Corporation's internal auditing program;

● Monitors the preparation of quarterly and annual financial reports by the Corporation's management, including discussions with management and the Corporation's independent auditors about draft annual financial statements and key accounting and reporting matters;

● Determines whether the outside auditors are independent (based in part on the annual letter provided to the Corporation pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence); and

● Annually reviews management's programs to monitor compliance with the Corporation's Guidelines for Business Conduct and Ethics.

Finance and Risk Management Committee

The Finance and Risk Management Committee assists the Board in fulfilling its oversight responsibilities for considering management’s proposed financial policies and actions, and making appropriate recommendations to the Board regarding: debt and capital structure, acquisitions, capital budgets, dividend policy, pension funding, cyber security and other financial and risk management matters. The Committee also oversees the Company’s risk management framework and strategy.

Nominating and Governance Committee

The Nominating and Governance Committee recommends nominees for the Board to the Board of Directors. The Committee will consider nominees recommended by shareholders in writing to the Secretary. In addition, the Committee develops and recommends to the Board a set of effective corporate governance policies and procedures applicable to the Corporation, and reviews proposed changes in corporate structure and governance, committee structure and function, and meeting schedules, making recommendations to the Board as appropriate. The charter of the Nominating and Governance Committee is available on the Corporation’s website, www.twindisc.com. The independence of the Committee is in compliance with SEC regulations, the listing standards of the NASDAQ Stock Market and the Corporation’s Guidelines for Corporate Governance.

The Nominating and Governance Committee identifies candidates for Director nominees in consultation with the Chairman and Chief Executive Officer, through the use of search firms or other advisers, or through such other methods as the Committee deems to be helpful to identify candidates, including the processes identified herein. The Committee will also consider Director candidates recommended to the Committee by shareholders. The procedures for recommendation of nominees by shareholders are available on the Corporation’s web site, www.twindisc.com. Shareholder recommendations to the Committee for Director candidates shall follow the following procedures:

a.	The Committee must receive any such shareholder recommendations for Director candidates on or before the last business day in the month of March preceding that year's annual meeting.

b.	Such recommendation for nomination shall be in writing and shall include the following information:
i.	Name and address of the shareholder, whether an entity or an individual, making the recommendation;
ii.	A written statement of the shareholder’s beneficial ownership of the Corporation's securities;
iii.	Name and address of the individual recommended for consideration as a Director nominee;
iv.	A written statement from the shareholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a Director;
v.	A written statement from the shareholder making the recommendation stating how the recommended candidate meets the independence requirements established by the SEC and the NASDAQ Stock Market;
vi.	A written statement disclosing the recommended candidate's beneficial ownership of the Corporation's securities;
vii.	A written statement disclosing relationships between the recommended candidate and the Corporation which may constitute a conflict of interest; and
viii.	Any other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of Directors under the Securities Exchange Act.

c.	Recommendation for nomination must be sent to the attention of the Committee via the U.S. Mail or by expedited delivery service, addressed to:

Twin Disc, Incorporated

1328 Racine Street

Racine, WI 53403

Attn: Nominating and Governance Committee

c/o Secretary of Twin Disc, Incorporated

In identifying potential candidates, the Nominating and Governance Committee confirms that the candidates meet all of the minimum qualifications for Director nominees set forth below. The Committee does not have a formal diversity policy, but it does consider a candidate’s potential to contribute to the diversity of viewpoints, backgrounds or experiences to the Board as one of many factors in choosing a candidate for the Board. In the end, candidates are selected based on their qualifications and skills and the needs of the Board as a whole, with the goal of having a Board composed of Directors with a diverse mix of financial, business, technological and other skills and experiences. The Committee may gather information about the candidates through interviews, background checks, or any other means that the Committee deems to be helpful in the evaluation process. The Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. There is no difference in the manner by which the Committee evaluates potential Director nominees, whether recommended by the Board or by a shareholder.

The Nominating and Governance Committee evaluates each individual candidate in the context of the overall composition and needs of the Board, with the objective of recommending a group that can best manage the business and affairs of the Corporation and represent shareholder interests using its diversity of experience. A Director must have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Corporation. A Director must be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her judgment as a member of the Board or of a Board committee. This does not preclude an otherwise qualified employee of the Corporation from serving as a Director, as long as the majority of Directors satisfies the independence requirements of the regulatory bodies. Each Director will be expected to review and agree to adhere to the Corporation’s Guidelines for Business Conduct and Ethics, as in effect from time to time. The Committee will consider these and other qualifications, skills and attributes when recommending candidates for the Board's selection as nominees for the Board and as candidates for appointment to the Board's committees.

Compensation and Executive Development Committee

Scope of Authority - The primary purpose of the Compensation and Executive Development Committee is: (i) to assist the Board in discharging its responsibilities in respect to the compensation of the Corporation's Directors and executive officers; (ii) to produce an annual report for inclusion in the Corporation’s proxy statement on executive compensation; and (iii) to lead the process of management succession. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies of the Corporation.

The Compensation and Executive Development Committee charter expressly grants the Committee the authority and responsibility required by the listing standards of the NASDAQ Stock Market, which includes the ability to retain or obtain advice from a compensation consultant, legal counsel or other adviser, and to compensate and oversee the work of any compensation consultant, legal counsel or other adviser retained by the Committee. The Committee charter also requires the Committee to determine the independence of any such compensation consultant, legal counsel or other adviser in accordance with the rules of the NASDAQ Stock Market.

The charter of the Compensation and Executive Development Committee is available on the Corporation’s website, www.twindisc.com. The Corporation last updated the Compensation and Executive Development Committee charter on May 3, 2017.

Composition - The Compensation and Executive Development Committee is composed exclusively of non-employee, independent Directors none of whom has a business relationship with the Corporation, other than in their capacity as Directors. The Compensation and Executive Development Committee reports to the entire Board.

Role of Consultants - The Compensation and Executive Development Committee periodically engages an independent consultant to review its compensation program for the officers of the Corporation, in order to ensure market competitiveness. Historically, the Committee engaged an independent compensation consultant for this purpose every two years. Toward the end of FY2013, the Committee engaged Willis Towers Watson (“WTW”), a global human resources consulting firm, for this review for purposes of setting executive compensation for FY2014. WTW provides the Committee with information regarding market compensation practices and alternatives to consider when making compensation decisions for the executives. The Committee did not engage a compensation consultant in connection with setting executive compensation for FY2015, but it did review updated WTW survey information, which was increased by 3% for the base salary information and by 4% for long-term incentive compensation to reflect current compensation trends in the market. For FY2016, the Corporation again engaged WTW to provide a detailed review of the officer’s compensation program. The results of that review were used by the Committee for informational purposes only. Due to a global salary and wage freeze at all operations, the Committee maintained officer salaries at their then-current levels, and in November 2015, all Corporation officers participated in a Racine-based salary reduction program. For FY2017, the Committee did not engage a compensation consultant for review of competitive compensation data. Due to the continuing wage and salary freeze at all operations, all executive officers’ salaries were maintained at their reduced FY2016 levels, with the exception of Mr. Moore who received a 6.4% increase due to his promotion to Executive Vice President, Chief Operating Officer. For FY2018, the Committee did not engage a compensation consultant for a review of competitive compensation data, but used the FY2016 WTW study for reference only in determining officer compensation.

Role of Executive Officers - The Compensation and Executive Development Committee makes all compensation decisions for the President and CEO, Mr. J. Batten, and approves recommendations for compensation actions for all other elected officers of the Corporation. As President and CEO, Mr. J. Batten annually reviews the performance of each elected officer with the Compensation and Executive Development Committee. Recommendations based on these reviews, including those pertaining to salary adjustments, bonus payouts and equity compensation, are presented to the Compensation and Executive Development Committee, which may exercise its discretion in modifying any of the recommendations presented. The Compensation and Executive Development Committee also reviews the performance of the President and CEO. It alone determines the salary adjustment, bonus payment and equity awards for Mr. J. Batten.

Compensation Committee Interlocks and Insider Participation – During FY2017, the members of the Compensation and Executive Development Committee were Janet Giesselman (chair), Michael C. Smiley, Harold M. Stratton II and David R. Zimmer. None of the Compensation and Executive Development Committee members are former executive officers of the Corporation. See the “Board Independence” section for additional information concerning Director independence. The Corporation had no “Compensation Committee Interlocks” as described by the SEC during fiscal 2017.

Committee Membership

In October of each year, the Board considers and approves committee membership for the coming year. The Board’s committees are currently comprised of the following Directors, with the Chairman of each Committee listed first:

	Finance	Compensation &
	And Risk	Executive	Nominating and
Audit	Management	Development	Governance
Zimmer	Stratton	Giesselman	Doar
Doar	Doar	Smiley	Giesselman
Johnson	Johnson	Stratton	Johnson
Giesselman	Smiley	Zimmer	Stratton
Smiley	Zimmer

Attendance at Annual Meeting

The Corporation does not have a formal policy that its Directors attend the Annual Meeting of Shareholders because it expects them to do so and because the Corporation's Directors historically have attended these meetings. All of the members of the Board of Directors, with the exception of Mr. Doar, attended last year's annual meeting. The Board of Directors conducts its annual meeting in conjunction with the Annual Meeting of Shareholders at the Corporation's headquarters.

Stockholder Communication with the Board

The Board provides to every stockholder the ability to communicate with the Board as a whole, and with individual Directors on the Board, through an established process for stockholder communication (“Stockholder Communication”) as follows:

1.     Stockholder Communication to Entire Board. For Stockholder Communication directed to the Board as a whole, stockholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or by expedited delivery service:

Twin Disc, Incorporated

1328 Racine Street

Racine, WI 53403

Attn: Chairman of the Board of Directors

2.     Stockholder Communication to Individual Director. For Stockholder Communication directed to an individual Director in his or her capacity as a member of the Board, stockholders may send such communication to the attention of the individual Director via U.S. Mail or by expedited delivery service:

Twin Disc, Incorporated

1328 Racine Street

Racine, WI 53403

Attn: [Name of Individual Director]

The Corporation will forward by U.S. mail any such Stockholder Communication to each Director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such Stockholder Communication is addressed to the address specified by each such Director and the Chairman of the Board.

Communications from an officer or Director of the Corporation and proposals submitted by stockholders to be included in the Corporation's definitive proxy statement, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, (and related communications) will not be viewed as a Stockholder Communication. Communications from an employee or agent of the Corporation will be viewed as a Stockholder Communication only if such communications are made solely in such employee's or agent's capacity as a stockholder.

From time to time, the Board may change the process by which stockholders may communicate with the Board or its members. Please refer to the Corporation's website, www.twindisc.com, for any changes to this process.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material components of compensation paid to the Corporation’s Chief Executive Officer, Chief Financial Officer, and its three most highly compensated executive officers for the fiscal year ended June 30, 2017 (the “Named Executive Officers”).  For the fiscal year ended June 30, 2017, the Named Executive Officers are:

●	John H. Batten, President and Chief Executive Officer;
●	Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary;
●	Malcolm F. Moore, Executive Vice President, Chief Operating Officer;
●	Donald J. Nelson, Vice President, Operations; and
●	Dean J. Bratel, Vice President – Sales and Applied Technology.

In this Compensation Discussion and Analysis, we will also explain the objectives of our compensation programs, why we pay the compensation we do and how that fits with the Corporation’s commitment to provide value to our shareholders.

Executive Summary

Through the Board’s Compensation and Executive Development Committee (the “Committee”), the Corporation has established a compensation program that is designed to attract and retain key employees, and reward those employees for short-term and long-term performance of the Corporation.  To fulfill these goals, the compensation of the Corporation’s Named Executive Officers consists of a mix of base salary, annual incentives and long-term incentives.  Base salary is intended to compensate the Corporation’s Named Executive Officers for services rendered during the fiscal year, their level of responsibility and experience within the industry and the Corporation, and their sustained individual performance. Annual incentives are designed to compensate the Named Executive Officers for achieving short-term corporate, business unit and individual performance goals.  Long-term incentives are intended to reward executives for sustained performance of the Corporation and are heavily weighted in favor of equity-related awards (performance stock, performance stock units and restricted stock) that are tied to the Corporation’s stock price.

A significant objective of the Corporation’s compensation philosophy is to align the interests of the Named Executive Officers with those of shareholders by paying for performance.  Key elements of the Corporation’s compensation program that support the pay for performance philosophy include the following:

●

The Corporation seeks to set compensation of its Named Executive Officers at the market median for companies of comparable size and in comparable industries, but also allows actual pay to vary from the market median depending on individual and company performance and length of service within the industry and the Corporation.

●

A significant portion of the compensation of the Corporation’s Named Executive Officers is tied to the performance of the Corporation, including annual incentives based on financial measurements that management of the Corporation considers important and long-term incentives that are heavily weighted in favor of equity-related awards (performance stock, performance stock units and restricted stock).

●	The Corporation has stock ownership guidelines for each of its Named Executive Officers, thereby aligning their long-term interests with those of shareholders.

●

In FY2017, the Corporation added earnings per share as one of the performance goals in its long-term incentive awards. The Corporation also awarded only performance stock and restricted stock as long-term incentive awards in FY2017, in order to promote additional equity ownership beyond the performance period for the long-term incentive awards.

The Corporation also maintains compensation practices that we believe are consistent with good governance.  For example:

●

The Corporation’s agreements with its Named Executive Officers are designed to avoid excess parachute payments under Section 280G of the Internal Revenue Code, and thus do not provide for excise tax gross-ups for excess parachute payments.

●

The Corporation’s long-term incentive compensation plan (i) is designed to maximize the deduction for performance-based compensation under Section 162(m) of the Internal Revenue Code; (ii) prohibits repricing of stock options and the repurchase of underwater options; (iii) limits the recycling of shares that may be awarded under the plan; (iv) states that neither the Corporation nor the Committee may exercise discretion to increase awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code; and (v) states that all awards are subject to the clawback requirements of any applicable law and the listing standards of the NASDAQ Stock Market, and provides mechanisms for the Corporation to enforce its recovery rights.

●

The Corporation’s change in control severance agreements with its Named Executive Officers contain “double trigger” provisions (i.e., both a change in control and an involuntary termination or resignation for good reason) in order for outstanding equity awards to vest and be paid.

●	The Committee considers internal pay equity when making compensation decisions.

●	The annual Corporate Incentive Plan is performance-based and has caps on bonus payments.

●	The Committee annually evaluates the Corporation’s compensation programs to ensure that they do not encourage unnecessary risk-taking.

The following provides a brief overview of the highlights of the compensation received by the Corporation’s Named Executive Officers for the fiscal year that ended June 30, 2017:

●

At the beginning of FY2016, due to a continued weakening of the Corporation’s performance, the Committee decided to reduce the base salaries of all of the Corporation’s Named Executive Officers. All Named Executive Officers received a 6% reduction in base salary, except the CEO and President, whose base salary was reduced 10%. In November 2016, the Committee decided to reinstate 50% of the salary reduction to the Named Executive Officers, after one year of a reduced salary. In May of 2017, all salaries were reinstated to their 2014 levels after eighteen months of wage reductions.

●

The Corporation achieved above its threshold EBITDA goal under the Corporate Incentive Plan (“CIP”) for FY2017, but did not achieve its sales or trade working capital goals. Certain Named Executive Officers also attained their individual goals under the CIP. As a result, bonus payments were made to each of the Named Executive Officers under the CIP, but below the target bonus percentage.

●

The Corporation did not achieve the cumulative profitability objective for performance stock and performance stock units granted in 2014 under the Twin Disc, Incorporated 2010 Long-Term Incentive Compensation Plan. As a result, the performance stock and performance stock unit awards did not vest.

As required by Section 14A of the Securities Exchange Act of 1934, the Corporation held its sixth shareholder advisory vote on executive compensation at its October 28, 2016, Annual Meeting of Shareholders. For the sixth year in a row, the shareholders overwhelmingly approved the say on pay proposal, with more than 96% of the votes cast in favor of the compensation paid to the Corporation’s Named Executive Officers.

Overview

The Compensation and Executive Development Committee (the “Committee”) of the Board has responsibility for establishing, implementing and monitoring the total compensation of the Corporation’s executive officers.  The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies of the Corporation.  The Committee has adopted a charter that it uses when setting agendas and schedules for their meetings.  The charter can be found at http://ir.twindisc.com/corporate-governance.cfm

Compensation Philosophy and Objectives

Twin Disc believes that knowledgeable, motivated and dedicated employees can make the difference in our Corporation’s ability to execute business strategy and excel in the marketplace.  The Committee believes it is in the best interest of the Corporation and its shareholders to fairly compensate our executive team to encourage high-level performance, resulting in increased profitability of the Corporation.  Executives are compensated on the value of their contribution to the success of the Corporation, in addition to their assigned scope of responsibilities.

Compensation includes opportunities for shared risks and rewards, and reflects the results of both individual performance and performance of the Corporation.  In setting compensation, the Committee tries to ensure that the employees’ pay is fair when compared to others within the Corporation as well as when compared to employees at similar positions in other companies.  Twin Disc will pay for the value of the job to the Corporation, considering the knowledge, skills and abilities required for each job and will pay market competitive compensation, in order to attract, retain and motivate top talent.

The key elements of our officers’ total compensation package are base salary, an annual incentive program, a long-term incentive program, and other benefits.  Base salary is intended to compensate the executive for the responsibilities and scope of the job, reward sustained performance, and aid in retention. The annual incentive program is intended to reward the achievement of corporate and business unit annual operating goals that are key to the Corporation’s overall performance.  The long-term incentive program is intended to reward achievement of sustainable, long-term performance goals, and aid in the retention of the executive, aligning the executive’s rewards with those of the shareholder.  The goal of the Corporation’s compensation program is to provide competitive compensation that encourages and rewards individual and team performance for producing both short-term and long-term shareholder value.

The Corporation believes that its executive officers should hold a meaningful stake in Twin Disc in order to align their economic interests with those of the shareholders.  To that end, the Corporation has adopted stock ownership guidelines.  Stock ownership targets are equal to five times annual base salary for the President and CEO, two times annual base salary for the CFO and Executive Vice President and COO, and one times annual base salary for the remainder of the officer team.  Officers have a period of four years to attain their targeted ownership level.  The Committee monitors compliance with this guideline, using its discretion to address non-attainment issues.  Compliance is reviewed annually.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation’s chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) in service as of the end of any fiscal year.  However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.  The Committee generally seeks to structure long-term compensation amounts and plans to meet the deductibility requirements under this provision.

The Committee also seeks to structure compensation amounts and arrangements so that they do not result in penalties for the executive officers under the Internal Revenue Code.  For example, Section 409A of the Internal Revenue Code imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section.  The Committee has structured the elements of the Corporation’s compensation program so that they either are not characterized as deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A.  Sections 280G and 4999 of the Internal Revenue Code and related provisions impose substantial excise taxes on so-called “excess parachute payments” payable to certain executive officers upon a change in control and result in the loss of the compensation deduction for such payments for the executive’s employer.  The Committee has structured the change in control payments under its severance agreements with the executive officers to avoid having benefits exceed the limitations and provisions of Sections 280G and 4999.

Each year, the Committee reviews with management the design and operation of the Corporation’s compensation programs, including the performance objectives and target levels used in connection with awards under the Corporation’s annual and long-term incentive programs.  In addition, the Committee reviews all incentive plans for any risk-mitigating factors such as stock ownership guidelines, claw-back provisions, multiple performance metrics, a cap on the incentive payout, mix of incentive compensation to total direct compensation, discretionary evaluation components and vesting requirements.  The Committee also reviews the total maximum payout of the plans and the effect it has on the performance of the Corporation.  While the goals that the Committee establishes are challenging, the Committee has concluded that these goals do not provide employees of the Corporation an incentive to take unnecessary risk.  The Committee has concluded that the Corporation’s compensation policies and practices are not likely to have a material adverse effect on the Corporation.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the President and CEO (Mr. Batten) and approves recommendations for compensation actions for all other elected officers of the Corporation.

As President and CEO, Mr. Batten annually reviews the performance of each elected officer with the Committee.   Recommendations based on these reviews, including those pertaining to salary adjustments, bonus payouts and equity compensation, are presented to the Committee.  The Committee may exercise its discretion in modifying any of the recommendations.

The Committee reviews the performance of the President and CEO.  It alone determines the salary adjustment, bonus payment and equity compensation awards for Mr. Batten.

Setting Executive Compensation

Based on the Corporation’s compensation objectives, the Committee has structured the executive officers’ total compensation program to motivate executives to achieve the business goals of the Corporation and to reward them for achieving such goals.

The elements of each executive’s compensation package include base salary, annual incentive compensation, long-term incentive compensation, benefits and perquisites.  Changes to compensation are determined at the beginning of each fiscal year and are dependent upon several factors, including, but not limited to, scope of responsibilities, the Corporation’s performance, individual performance, and competitive market practices.

The Corporation looks to establish each element of total direct compensation (i.e., base salary, annual incentive compensation, and the annualized value of long-term incentive compensation granted during the year) near the market median (50th percentile) for companies of a similar size and industry.  The Committee believes an executive’s target compensation is competitive if it falls within a band of plus or minus 15% from the competitive median of data.  Because a large portion of each executive’s long-term incentive compensation package consists of performance awards, actual payments of long-term incentive compensation and total direct compensation in any given year may fall significantly above or below the market median, based on the performance of the Corporation.

The Committee periodically engages an independent consultant to review its compensation program for the officers of the Corporation, in order to provide information regarding market median compensation levels and the blend of short-term compensation to long-term types of compensation. The consultant provides the Committee with information regarding market compensation practices and alternatives to consider when making compensation decisions for the executives.  Historically, the consultant has not selected a peer group of companies to determine market competitiveness, but rather has used survey data compiled from several general industry compensation databases.  The consultant provides information to the Committee regarding the competitiveness of each element of compensation for comparable positions.  In addition to competitive data, the Committee considers the executive’s level of experience, length of service in his or her position, the level of responsibility of the position, the performance of the Corporation and sustained individual performance when setting or approving compensation levels.

Historically, a compensation consultant has been engaged to conduct a detailed review of competitive compensation data every two years.  Assuming an executive is at or near the market median for his or her position, salary increases for years that the Committee does not engage an independent consultant are determined using several factors.  First, the financial results of the Corporation are used to determine the amount of a merit pool that may be available across the entire Corporation.  Next, the Committee obtains general information from various sources regarding broad market trends in executive compensation. The Committee also reviews whether the Corporation and the executive team have achieved their overall objectives for the fiscal year.  Finally, the Committee evaluates whether each executive’s individual performance objectives have been achieved and to what level.  These factors will determine whether the executive will achieve an average increase (based on the merit pool and broad market trends), an above average increase or a below average increase.

For FY2014, the Committee engaged Willis Towers Watson (formerly Towers Watson), a global human resources firm, to conduct a detailed review of competitive compensation levels for similar positions in similar industries. For this analysis, Willis Towers Watson referenced several data sources, including:

●	2012 Towers Watson Compensation Databank (CDB)
●	2012 Towers Watson U.S. Top Management Compensation Study

Relative to each of the data sources, Willis Towers Watson referenced a broad sample of both general industry companies with revenues of less than $1 billion (CDB survey) and durable goods manufacturing companies with revenues between $100 million and $450 million (U.S. Top Management Compensation Study). The complete survey participant lists for each of the data sources are provided in Appendix B.

The Committee received information on the 25th, 50th and 75th percentiles of each element of executive compensation for comparable executive positions.  Because the samples included companies of similar size, only tabular data was used in the analysis, and not regression analysis as had been used in past analyses. The Committee did not consider any specific peer group of companies when making competitive comparisons or compensation decisions, and the Committee did not specify targeted individual companies from among the Willis Towers Watson survey participants.

For FY2014, the base salaries of Messrs. Batten and Knutson were set within 10% of the competitive median. The base salary of Mr. Bratel was set slightly below 25% of the competitive median due to his lack of tenure in the new position. The target annual incentive bonus as a percent of base salary was set at the competitive median for each of Messrs. Batten, Knutson and Bratel. The target total cash compensation (consisting of base salary and annual incentive bonus payments) and target total direct compensation (consisting of base salary, annual incentive bonus and long-term incentive payments) of each named executive officer for FY2014 was set within 15% of the competitive median, with the exception of Mr. Bratel, whose target total cash compensation and target total direct compensation were 24% and 20% below the competitive median, respectively. In addition, the target total direct compensation of Mr. Batten was 17% higher than the competitive median due to several factors that included his impending promotion to CEO, the value of the position to the organization and internal equity considerations.

For FY2015, the Committee followed the above-described historic practice and did not engage a compensation consultant to conduct a detailed review of competitive compensation data. It reviewed updated Willis Towers Watson survey information which was increased by 3% for the base salary information and by 4% for long-term incentive compensation, to reflect compensation trends in the market. It used that information, along with the recommendations from Mr. Batten as described above, the company-wide merit pool, and the FY2014 shareholder advisory vote on executive compensation, in determining the elements of each executive’s compensation package for FY2015.

For FY2016, the Corporation again engaged Willis Towers Watson to provide a detailed review of the officer’s compensation program. The results of that review were used by the Committee for informational purposes only. Due to a global salary and wage freeze at all operations, the Committee voted to maintain officer salaries at their then-current levels. In November of 2015, due to continued weakening in the Corporation’s performance, all company officers participated in a Racine-based salary reduction program. Named Executive Officers received a 6% reduction in their base salary, except for Mr. Batten, who received a 10% reduction.

For FY2017, the Committee did not engage a compensation consultant for review of competitive compensation data. Due to the continuing wage and salary freeze at all operations, all Named Executive Officers’ salaries were maintained at their reduced FY2016 levels, with the exception of Mr. Moore who received a 6.4% increase due to his promotion to Executive Vice President, Chief Operating Officer. Mr. Moore’s salary increase was recommended by Mr. Batten and approved by the Committee. Willis Towers Watson provided updated COO salary information for companies of similar size, which was used for informational purposes only and not to benchmark Mr. Moore’s salary to a specific target. In November 2016, salaries were partially reinstated and in May 2017, all reductions in salaries were fully reinstated. When Mr. Nelson was hired to his position as Vice President – Operations in December 2016, his base salary, target annual incentive bonus and long-term incentive bonus were determined by management, in consultation with members of the Committee, based on internal pay equities and through negotiations with Mr. Nelson.

For FY2018, the Committee did not engage a compensation consultant for review of competitive compensation data. The Committee referred to the Company’s FY2018 merit guidelines, using the FY2016 Willis Towers Watson study for reference only. Messrs. Batten and Moores’ salaries were maintained at their restored FY2017 levels, Mr. Knutson received a 3.0% increase, and Messrs. Nelson and Bratel each received a 2.2% increase.

Base Salary

The Corporation provides executive officers with a base salary to compensate them for services rendered during the fiscal year, their level of responsibility and experience within the Corporation, and their sustained individual performance.  Individual performance is measured through the Corporation’s annual performance evaluation process.  Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

Base salaries are reviewed each year by the Committee.  As discussed above, salary levels have historically been compared to the market median (i.e. 50th percentile), as determined by using survey data and as determined by external consultants, in order to ensure executives are paid a competitive salary, aiding in attraction and retention. However, due to the Racine-based salary reduction program referenced earlier, the Committee has not engaged an external compensation consultant to conduct a detailed review of competitive compensation data since setting compensation for FY2014.

Base salary adjustments, as may be appropriate, are determined annually and may be based on individual, team or Corporation performance results, as well as other factors including changes to job scope or responsibilities. In addition, market adjustments to base salary may be indicated when an incumbent is more than 15% below the market median and has been in the job longer than 2-3 years.  Market adjustments may also be used to retain valuable employees in a competitive labor market.

The Corporation uses a performance management system to set individual objectives for each executive.  This system allows for the annual evaluation of both performance goal achievement and competency development.  When evaluating individual performance, the Committee considers the executive’s effort in promoting corporate values; achieving both short and longer-term objectives; improving product quality; developing relationships with customers, suppliers, and employees; demonstrating leadership abilities among coworkers; and achievement of other individualized goals set as a part of the performance management system.

The Committee determines and approves base salary adjustments for the President and CEO, and approves base salary adjustments for the members of the executive officer team based on the recommendations from the President and CEO.  Generally, executive base salaries are increased at rates comparable to the increases provided at other comparable companies and are at or near market levels.

In July 2015, the Committee decided to maintain base salaries at then-current levels in FY2016 for the Named Executive Officers due to a global salary and wage freeze at all operations. Effective in November 2015, the Named Executive Officers participated in a Racine-based salary reduction program. All Officers received a 6% reduction in base salary, with the exception of Mr. Batten who received a 10% reduction.

For FY2017, the Committee maintained all Named Executive Officers’ then-current base salaries, with the exception of Mr. Moore, at their current levels, due to a continuing salary and wage freeze at all operations. Mr. Moore received a 6.4% salary increase due to his promotion to Executive Vice President, Chief Operating Officer.

In November 2016, the Committee decided to reinstate 50% of the salary reductions to the Named Executive Officers, after one year of reduced salaries. In May of 2017, the Committee reinstated the remainder of the salary reductions for the Named Executive Officers, after eighteen months of reduced salaries.

For FY2018, the Committee maintained the base salaries of Messrs Batten and Moore, and increased the base salaries of Mr. Knutson by 3.0% and Messrs. Nelson and Bratel by 2.2%.

Annual Incentive Compensation

Executive officers and selected key management participate in an annual incentive plan called the Corporate Incentive Plan (“CIP”).  This plan provides executives with the opportunity to receive annual cash incentives for achieving corporate, business unit and individual performance goals.

The Committee reviews the CIP’s design annually and approves any CIP design changes or amendments.  It also reviews and approves annual goals, and certifies the achievement of performance targets, based on the financial statements of the Corporation. Cash incentive payments are made after the end of each fiscal year, dependent upon corporate, business unit or individual goal achievement.  In no event may the payout be more than 200% of the target.

For FY2017, the target bonuses as a percentage of base salary were set at 65% for Mr. Batten and 50% for Messrs. Knutson, Moore, Nelson and Bratel. The CIP targets for the Named Executive Officers were set as listed below.

Objective	Weight	Target	Results
EBITDA	40%	Target: $8,051,000 Threshold: $2,160,400 Maximum: $20,000,000	$3,843,000
Trade Working Capital (% of Sales)	20%	Target = 46.30% Threshold = 49.30% Maximum = 43.30%	50.6%
Sales Revenue	20%	Target = $200,533,000 Threshold = $185,000,000 Maximum = $235,000,000	$168,182,000
Strategic Objectives	20%	Discretionary award based on select individual initiatives for FY2017

The following table reconciles EBITDA for purposes of bonus measurement to the Corporation’s net income:

Net Earnings (Loss)	$(6,115,000)
Plus: Interest Expense	303,000
Tax Expense (Benefit)	(3,414,000)
Depreciation and Amortization	7,017,000
Restructuring & Impairment Charges	4,437,000
Non-Cash Stock Compensation	1,615,000
EBITDA	$3,843,000

The amounts payable based on achievement of individual initiatives were discretionary and were largely based on qualitative performance goals that varied among the Named Executive Officers. For FY2017, the Named Executive Officers received payments under this portion of the CIP in the range of 60% - 85% of target.

An executive’s incentive payment under the CIP may be increased or decreased by up to 20%, at the discretion of the Committee, based on the recommendations of the President and CEO, if the executive’s individual performance goals are either exceeded or not achieved and other factors deemed important by the Committee.  The Committee alone makes decisions regarding adjustments to the President and CEO’s annual incentive award.

For FY2018, the Committee reviewed and approved the performance goals recommended for the CIP. The CIP will pay out if certain EBITDA, trade working capital, sales growth, and strategic objectives (individual achievement) are achieved.

The Committee reviewed the recommendations and approved the target bonus percentages for each officer. The Committee discussed and determined the bonus percentage amount for Mr. Batten. For FY2018, the target bonus percentage of base salary will be 75% for Mr. Batten and 50% for Messrs. Knutson, Moore, Nelson and Bratel.

Long-Term Incentive Compensation

The Twin Disc, Incorporated 2010 Long-Term Incentive Compensation Plan (“2010 LTI Plan”), which was amended and restated on July 31, 2015 and approved by the Corporation’s shareholders at the annual meeting in October 2015, provides for the opportunity for officers and key employees of the Corporation (and its subsidiaries) to acquire common stock of the Corporation or cash payments via stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards, performance stock unit awards or performance unit awards.  In keeping with the Corporation’s commitment to provide a total compensation package that includes at-risk components of pay, the Committee makes annual decisions regarding the appropriate type of long-term incentives for each executive.

The granting of performance stock encourages a pay for performance approach, aligning the interests of the executive with the economic goals of the Corporation and the shareholders.  The granting of restricted stock is based on a number of factors that include rewarding sustained individual performance, increasing an executive’s ownership in the Corporation, and addressing retention concerns.  Restricted stock may also be used to incent executives in times of global economic instability when future values of stock options, performance stock and performance stock units become more unpredictable.

The composition of an executive’s long-term compensation – e.g., performance stock and restricted stock – is determined by the Committee.  The executive has no role or choice whether to receive incentive compensation in the form of performance stock, restricted stock, or other forms.

The Committee establishes the vesting criteria, including the performance goals that must be achieved in order for the award to vest.  Grants are made at the beginning of each fiscal year, or as determined by the Committee, for the ensuing multi-year cycle period.

The Committee uses external consultants and survey information as a guideline when considering long-term incentive awards for management.  The Committee reviews competitiveness of awards under the LTI Plan annually and obtains a periodic independent review.  In addition, the Committee reviews and approves LTI Plan changes as necessary, and ensures the LTI Plan’s compliance with shareholder approval requirements.

In FY2017, all of the Named Executive Officers received awards of performance stock.  The Committee determined that the long-term incentive awards granted in FY2017 would use a combination of the following performance goals and weightings for the three-year performance period ending in FY2019: (i) return on invested capital (40%); average annual sales revenue (30%), and (iii) earnings per share (30%). In addition, the possible range of long-term incentive payments for each performance goal was established as 50% - 150% of the target. These shares will vest on June 30, 2019 if the specific measures are achieved within the payout range.

In order to incent and retain the Corporation’s executives, shares of restricted stock were also granted to all Named Executive Officers in FY2017.  These shares will vest July 28, 2019 provided the executive remains employed with the Corporation until the vesting date.

In July 2017, the Committee reviewed the performance objective established in July of 2014 for the vesting of performance stock and performance stock units granted in July 2014 under the LTI Plan.  The objective is listed below:

The Performance Objective is the Company’s economic profit for the cumulative three fiscal year period ending June 30, 2017, as specified below:

Performance Objective as of June 30, 2017

Maximum	$5,000,000
Target	$1
Threshold	$(5,000,000)

Economic profit is calculated by taking Net Operating Profit after Tax (“NOPAT”) less (or as a percentage of) a Capital Charge (Average Invested Capital x Cost of Capital).

Average Invested Capital is defined as total assets less non-interest bearing liabilities less accrued retirement benefits less excess cash, computed on monthly trailing 13 month basis. For FY2015-FY2017, excess cash was defined as cash in excess of approximately 1.5% of net sales.

Cost of Capital is defined as the weighted average expectation of Twin Disc’s sources of capital, debt and equity. Cost of Capital has been calculated at 10% in FY2015, 9% in FY2016, and 7% in FY 2017, after taxes.

The Committee determined, subject to audit, that the Corporation’s economic profit for the cumulative three year period ending June 30, 2017 was $(32,126,158). As a result, both the performance stock and performance stock units granted to Named Executive Officers in July 2014 did not meet the threshold objective and therefore did not vest.

For FY2018, the Committee used performance measures that had been used in setting the long-term incentive plan for FY2017. The long-term incentive awards granted in FY2018 use a combination of the following performance goals and weightings for the three fiscal year performance period ending June 30, 2020: (i) average return on invested capital (also known as average return on total capital) (40%), (ii) average sales revenue (30%), and (iii) average earnings per share (30%). In addition, the possible range of long-term incentive payments for each performance goal will be 50% - 150% of the target. The Committee awarded only performance stock and restricted stock as long-term incentive awards in FY2018.

Benefits

The Corporation believes it is necessary to also recognize the efforts of its officer group and senior management in the area of benefits and perquisites.  The Committee annually reviews the Corporation’s benefit programs for competitiveness and uses external consultants and surveys as a reference when necessary.  It approves the addition, modification or deletion of any executive benefit program, as well as the eligibility of any specific executive for a program.

Qualified Retirement Plans

The Twin Disc, Incorporated Retirement Savings Plan for Salaried Employees (“Savings Plan”) provides non-contributory retirement benefits to all Twin Disc, Incorporated salaried employees hired prior to October 1, 2003. The Savings Plan was established August 1, 2009 to provide a retirement benefit similar to the one previously provided under the Twin Disc, Incorporated Retirement Plan for Salaried Employees, discussed below, in a defined contribution format.

Employer contributions under the Savings Plan are based on a percentage of annual compensation, from 4.5% to 6.5%, based on years of service.  This contribution is deposited into an individual investment account, in which the individual directs his or her own investment elections, within an array of choices.

The Savings Plan does not allow employee contributions.  Employer contributions, which are made annually, are 100% vested.

The Twin Disc, Incorporated Retirement Plan for Salaried Employees (“Retirement Plan”) provides non-contributory retirement benefits to all Twin Disc, Incorporated salaried employees hired prior to October 1, 2003.  The Retirement Plan was amended to freeze future benefit accruals as of August 1, 2009.

Prior to January 1, 1997 benefits in the Retirement Plan were based upon both years of service and the employees’ highest consecutive 5-year average annual compensation during the last 10 calendar years of service.  As of December 31, 1996, the then-current accrued benefits under the Retirement Plan were frozen and the Retirement Plan was amended to provide for future accruals under a cash-balance program. Mr. Bratel is the only Named Executive Officer eligible for an accrued benefit under the pre-1997 Retirement Plan with 9.5 years of pre-January 1, 1997 credited service.

The Retirement Plan was amended on January 1, 1997 to add a cash balance formula for post January 1, 1997 accruals.  Benefits under the Retirement Plan are generally equal to the sum of the benefits as frozen on December 31, 1996, plus benefits that accumulated under the cash balance formula from January 1, 1997 through July 31, 2009.  Benefits under the cash balance formula are generally stated as a lump sum amount, but may be distributed as a lump sum or as an annuity.  Prior to August 1, 2009, accruals under the cash balance formula were based on a percentage of compensation, from 4.5% to 6.5%, based on years of service, with interest credits at the thirty-year U.S. Treasury Bond rate, or other such rate mandated by the IRS in substitution of the 30-year Treasury rate, with a minimum guarantee of 3%.

The Twin Disc, Incorporated – The Accelerator 401(k) Savings Plan (“401(k) Plan”) is a tax-qualified retirement savings plan to which all Twin Disc, Incorporated employees, including the Named Executive Officers, are able to contribute up to the limit prescribed by the Internal Revenue Service on a pre-tax or after-tax (Roth) basis.  The Corporation will match 50% of the first 6% of pay that is contributed to the 401(k) Plan.  All contributions to the 401(k) Plan, as well as any matching contributions, are fully vested upon contribution.

Supplemental Executive Retirement Plan

The Corporation extends a supplemental retirement plan, called the Twin Disc, Incorporated, Supplemental Executive Retirement Plan (“SERP”), to certain qualified officers.  It is the Corporation’s current practice to not add new officers to the SERP. For those eligible participants (including Mr. Batten and Mr. Bratel) the SERP benefit is calculated as the additional benefit that the participant would have received at retirement under the Twin Disc, Incorporated Retirement Savings Plan for Salaried Employees and the frozen Twin Disc, Incorporated Retirement Plan for Salaried Employees, but for the limitation on compensation used in determining benefits under those plans. SERP benefits of all Named Executive Officers who are eligible participants are stated as individual accounts.

The SERP benefit is payable in two lump sum payments, which are paid on the first and second February 1 in the years following retirement. However, if the commencement of benefits is based on the participant’s separation from service, the first payment will not be made sooner than six months after the participant’s separation.  The maximum payment in any given year is $500,000 and any amounts in excess of $500,000 will be paid in the third and subsequent years following retirement.

Executive Life Insurance

The Corporation provides an endorsement split-dollar life insurance benefit to certain Named Executive Officers who were in their positions prior to January 1, 2015.  The Corporation’s current practice is to not provide this benefit to new officers. While employed, the death benefit for an executive is generally equal to three times his or her annual base salary, although exceptions may occur due to other compensation arrangements. At the later of retirement or the 15th anniversary of the policy, the Corporation will recover its share of the total premiums paid throughout the life of the policy from the cash value.  At that time, the ownership of the remaining policy and corresponding cash values are transferred to the executive.  Information regarding this benefit is detailed in the “All Other Compensation” column of the Summary Compensation Table.

Officers who obtained their positions on or after January 1, 2015 are eligible for a term life insurance benefit equal to approximately three times their base salary, subject to certain limitations that may apply regarding insurability or maximum insurance levels.

Change in Control Agreements

The Corporation has change in control severance agreements with each of its executive officers, which were most recently updated in July 2014.  If a change in control occurs (as defined in the agreements) and the executive thereafter terminates employment under circumstances specified in the agreements, the executive is entitled to certain severance benefits. Severance benefits for Named Executive Officers would consist of the sum of the executive’s annual base salary (as defined in the agreements) in effect immediately prior to the circumstances giving rise to the executive’s termination, plus the greater of the executive’s annual bonus for the fiscal year preceding termination (or, if no annual bonus was paid in that year, the average of the annual bonuses for the three fiscal years preceding termination) or target annual bonus for the fiscal year of termination, times a multiple (2.5 for Mr. Batten, 2.0 for Mr. Knutson and Mr. Moore, and 1.5 for Mr. Nelson and Mr. Bratel).  In addition, the executive would be entitled to the cash value over the exercise price of any shares of common stock subject to unexercised stock options held by the executive, all performance stock and performance stock unit awards would vest and fringe benefits would continue for 24 months following termination.  The agreements are specifically designed to avoid having benefits exceed the limitations and provisions of Section 280G of the Internal Revenue Code.

The performance stock and performance stock unit award agreements and restricted stock agreements between the Corporation and its Named Executive Officers have certain change in control provisions.  Specifically, if a change in control (as defined in the agreements) occurs and the employee thereafter terminates employment under circumstances specified in the agreements, all performance stock and performance stock units shall immediately vest as if the performance objectives had been fully achieved, and all restricted shares shall become freely transferable and non-forfeitable.

Other Personal Benefits and Perquisites

Twin Disc’s Named Executive Officers, along with other executive officers and senior management, are occasionally provided a limited number of perquisites whose primary purpose is to minimize distractions from personal issues to focus the executive’s attention on important initiatives of the Corporation.  An item is not a perquisite if it is integrally related to the performance of the executive’s duties.

Summary Compensation Table

The following table summarizes the “total compensation” of the Corporation’s Chief Executive Officer, Chief Financial Officer, and its three most highly compensated executive officers for the fiscal year ended June 30, 2017. It should be noted that the total compensation as reported by the Summary Compensation Table follows specific SEC requirements for reporting compensation, and does not reflect the target or actual compensation for the Named Executive Officers for the fiscal year.

Name and Principal Position	Year	Salary (1)	(2) Stock Awards	(3) Non-Equity Incentive Plan Compensation	(4) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(5) All Other Compens- ation	Total

John H. Batten	2017	$488,463	$489,377	$133,250	$4,218	$67,523	$1,182,831
President and Chief	2016	$469,232	$495,542	$0	$4,581	$95,404	$1,064,759
Executive Officer	2015	$486,540	$587,287	$290,550	$4,426	$86,091	$1,454,924

Jeffrey S. Knutson	2017	$315,484	$206,254	$67,725	-	$33,247	$622,710
Vice President – Finance,	2016	$303,368	$208,849	$0	-	$32,856	$545,073
CFO, Treasurer and Sec’y	2015	$248,748	$197,361	$140,805	-	$32,018	$618,932

Malcolm F. Moore	2017	$396,347	$283,229	$79,500	-	$55,568	$814,644
Executive Vice President,	2016	$351,057	$323,219	-	-	$39,759	$714,035
Chief Operating Officer

Donald J. Nelson	2017	$181,250	$640,270	$66,625	-	$4,127	$892,272
Vice President –
Operations

Dean J. Bratel	2017	$275,424	$187,505	$52,250	$4,221	$51,777	$571,177
Vice President – Sales	2016	$264,847	$189,867	$0	$15,515	$60,236	$530,465
and Applied Technology	2015	$268,273	$225,036	$122,925	$6,861	$51,459	$674,554

(1)	There were 27 pay periods in FY2017, instead of the normal 26, due to the schedule of bi-weekly pay periods from July 1, 2016 through 6/30/2017.

(2)

Reflects the aggregate grant date fair value for each Named Executive Officer computed in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. The performance awards are calculated as of the grant date, based on the most probable outcomes of the respective performance goals. The aggregate grant date fair values of the performance-based awards granted in fiscal 2017, assuming the maximum performance goal is achieved, are as follows: Mr. Batten, $489,377; Mr. Knutson, $206,254; Mr. Moore, $283,229; Mr. Nelson $223,350, and Mr. Bratel, $187,505. These calculations are based on the closing share price on the date of grant of $9.74 for those shares granted on 7/28/16. For those shares granted on 12/12/16 (to Mr. Nelson), the calculation is based on the closing share price of the date of grant of $14.89. Mr. Nelson received this grant on his first day of employment. The amount shown for Mr. Moore in FY2016 includes the value of 2,942 fully-vested shares of the Corporation’s stock awarded to him on July 1, 2015, the first day of his employment as an executive officer of the Corporation, valued at the closing share price of $18.29 on that date.

The following table presents separately the compensation expense recognized in FY2017, 2016, and 2015 for outstanding awards of performance stock, performance stock units and restricted stock for Messrs. Batten, Knutson, and Bratel; the compensation expense recognized in FY2017 and FY2016 for outstanding awards of performance stock, performance stock units and restricted stock for Mr. Moore; and the compensation expense recognized in FY2017 for awards of performance stock and restricted stock to Mr. Nelson:

Name	Year	Performance Stock	Performance Stock Units	Restricted Stock
John H. Batten	2017	$20,225	$0	$329,938
	2016	$18,539	$0	$313,785
	2015	$0	$0	$290,098
Jeffrey S. Knutson	2017	$8,526	$0	$141,004
	2016	$7,816	$0	$128,208
	2015	$0	$0	$100,646
Malcolm F. Moore	2017	$11,001	$0	$119,204
	2016	$10,084	$0	$109,695
Donald J. Nelson	2017	$0	$0	$209,849
Dean J. Bratel	2017	$7,746	$0	$126,869
	2016	$7,101	$0	$125,600
	2015	$0	$0	$115,487

(3)

Reflects cash bonuses earned in connection with achievement of specific performance targets under the Corporate Incentive Plan, described under the “Annual Incentive Compensation” portion of the Compensation Discussion and Analysis, above.

(4)

The figures reflect the change in qualified pension amounts for each of the Named Executive Officers. The figures for FY2017 also include above-market earnings on the SERP benefits of $178 and $39 for Mr. Batten and Mr. Bratel, respectively.

(5)	All Other Compensation consists of the following:

Name	401(k) Company Match	Retirement Savings Plan Contribution	Defined Contribution SERP	Life Insurance	Perquisites and Personal Benefits	Total
J.H. Batten	$8,960	$17,225	$12,338	$29,000	-	$67,523
J.S. Knutson	$8,477	N/A	N/A	$24,770	-	$33,247
M.F. Moore	$12,821	N/A	N/A	$11,397	$31,350	$55,568
D.J. Nelson	$3,375	N/A	N/A	$752	-	$4,127
D.J. Bratel	$8,211	$16,906	$0	$26,660	-	$51,777

The Corporation’s Supplemental Executive Retirement Plan (“SERP”) was restated during FY2011 to provide a defined contribution formula for the benefits of Messrs. Batten and Bratel. Mr. Knutson, Mr. Moore and Mr. Nelson do not participate in the SERP.

Messrs. Batten, Knutson, and Bratel participate in an endorsement split-dollar life insurance plan. Mr. Moore participates in a term life insurance plan and Mr. Nelson participates in the group life insurance program available to all employees.

Perquisites and Personal Benefits for Mr. Moore for FY2017 consist of temporary housing benefits ($25,962), premiums paid for supplemental long-term disability insurance, personal use of the company plane and a QNEC contribution to his 401(k). The aggregate total of perquisites and personal benefits for each of the remaining Named Executive Officers was less than $10,000 for FY2017, and therefore need not be disclosed or included in such Named Executive Officers’ “Other Compensation” total.

Grants of Plan-Based Awards

The following table provides information on incentive awards granted to our Named Executive Officers during FY2017.

		Estimated Future Cash Incentive Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Share or Unit Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards; Number of shares of stock or units (3)	Grant Date Fair Value of Stock and Option Awards (4)
J.H. Batten
Cash Incentive		$162,500	$325,000	$650,000
Performance Stock Awards (1)	7/28/16				16,748	33,496	50,244		$163,126
Restricted Stock Award	7/28/16							33,496	$326,251
J.S. Knutson
Cash Incentive		$78,750	$157,500	$315,000
Performance Stock Awards (1)	7/28/16				7,059	14,117	21,176		$68,755
Restricted Stock Award	7/28/16							14,117	$137,500
M.F. Moore
Cash Incentive		$99,375	$198,750	$397,500
Performance Stock Awards (1)	7/28/16				9,693	19,386	29,079		$94,410
Restricted Stock Award	7/28/16							19,386	$188,820
D.J. Nelson
Cash Incentive		$81,250	$162,500	$325,000
Performance Stock Awards (1)	12/12/16				5,000	10,000	15,000		$74,450
Restricted Stock Award(2)	12/12/16							38,000	$565,820
D.J. Bratel
Cash Incentive		$68,750	$137,500	$275,000
Performance Stock Awards (1)	7/28/16				6,417	12,834	19,251		$62,502
Restricted Stock Award	7/28/16							12,834	$125,003

(1)	Consists of stock awards with performance-based vesting criteria, as discussed in the “Long-Term Compensation” section of the Compensation Discussion and Analysis; eligible for vesting in 2019.
(2)

Consists of restricted stock that will vest over three years, provided Mr. Nelson is employed on the vesting dates: 14,000 shares vest 12/12/2017, 14,000 shares vest 12/12/2018, and 10,000 shares vest on 7/28/2019.

(3)	Consists of restricted stock with a vesting date of July 28, 2019. This stock will vest if the executive remains employed through the vesting date.
(4)

The grant date fair values for Messrs. Batten, Knutson, Moore and Bratel are calculated using the closing price of Twin Disc shares on the July 28, 2016 grant date ($9.74). The grant date fair values for Mr. Nelson are calculated using the closing price of Twin Disc shares on the December 12, 2016 grant date ($14.89). The grant date fair values for the performance stock awards are based on the assumption that the threshold performance objectives for these awards would be met, the most probable outcome as of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of restricted stock, performance stock and performance stock unit awards held by our Named Executive Officers on June 30, 2017. The Named Executive Officers had no outstanding exercisable or unexercisable options outstanding on June 30, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
J.H. Batten			91,759	$1,480,990
J.S. Knutson			39,626	$639,564
M.F. Moore			45,825	$739,616
D.J. Nelson			43,000	$694,020
D.J. Bratel			35,157	$567,434

(1)

Reflects the number of non-vested restricted stock awards, performance stock awards and performance stock unit awards that are scheduled to vest at various times between July 2017 and July 2019. For awards granted in fiscal 2015, only restricted shares are outstanding and are assumed to vest completely. For awards granted in fiscal 2016 and fiscal 2017 with Threshold/Target/Maximum payout levels, the figures presented assume a threshold level of achievement.

(2)	Values were calculated using $16.14 per share, the closing price of the Corporation’s common stock as of June 30, 2017.

Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock and performance stock that occurred during FY2017 for each of our Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.H. Batten	11,498	$123,718
J.S. Knutson	4,168	$44,848
M.F. Moore	-	-
D.J. Nelson	-	-
D.J. Bratel	5,052	$54,360

Pension Benefits

The following table summarizes the actuarial present value of each Named Executive Officer’s accumulated benefits as of June 30, 2017 under our defined benefit pension plan.

Name	Plan Name	Number of Years of Credited Service (Salaried Retirement Plan as of plan freeze date)	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
J.H. Batten	Retirement Plan for Salaried Employees	13.0	$141,947	-

J.S. Knutson	N/A (2)

M.F. Moore	N/A (2)

D.J. Nelson	N/A (2)

D.J. Bratel	Retirement Plan for Salaried Employees	22.5	$213,839	-

(1)

The following key assumptions were made in calculating the present value of the qualified retirement plan. For Messrs. Batten and Bratel, the key assumptions include a 3.67% discount rate and a retirement age of 65. No mortality assumption was used prior to retirement. After retirement, the mortality assumption is the Gender-specific RP-2014 table with generational mortality improvements.

(2)	Messrs. Knutson, Moore, and Nelson do not participate in the Retirement Plan for Salaried Employees because they were hired after October 1, 2003, the date that the plan was closed to new employees.

Retirement Plan for Salaried Employees

All full-time Twin Disc, Incorporated salaried employees employed before October 1, 2003 participate in the Twin Disc, Incorporated Retirement Plan for Salaried Employees (“Retirement Plan”). Eligibility for retirement occurs upon reaching one of the following age and service requirements: a) Age 65 with 5 years of service; b) Age 60 with 10 years of service; c) 30 years of service at any age; or d) age plus service equals 85 points. Mr. Bratel is currently the only Named Executive Officer that is eligible for retirement.

Prior to January 1, 1997, Retirement Plan benefits were based upon both years of service and the employees’ highest consecutive 5-year average annual compensation during the last 10 calendar years of service. As of December 31, 1996, the then-current accrued benefits under the Retirement Plan were frozen and the Retirement Plan was amended to provide for future accruals under a cash-balance program. Mr. Bratel is the only Named Executive Officers with a benefit under both the pre-1997 portion of the Retirement Plan and the cash balance program.

Subsequently, the Retirement Plan was amended to freeze all future benefit accruals, effective August 1, 2009.

The definition of compensation for purposes of calculating the pension benefit includes W-2 income, excluding any expense reimbursements or taxable fringe benefits, and is limited by the IRS maximum compensation as determined each year. In calendar years 2015 and 2016, the annual limit was $265,000 and in calendar year 2017, the annual limit is $270,000.

Benefits under the frozen Retirement Plan are payable in a monthly annuity form, with either a single life or joint and survivor life benefit option. Benefits under the cash balance program are payable in a lump sum payment, or single life or joint and survivor annuity benefit options.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table summarizes accumulated benefits as of June 30, 2017 under our Supplemental Executive Retirement Plan for each Named Executive Officer with a benefit under a defined contribution formula under that plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
J.H. Batten	$0	$12,338	$4,635	$0	$164,622

J.S. Knutson	N/A	N/A	N/A	N/A	N/A

M.F. Moore	N/A	N/A	N/A	N/A	N/A

D.J. Nelson	N/A	N/A	N/A	N/A	N/A

D.J. Bratel	$0	$0	$1,029	$0	$35,148

(1)

The amounts reported in the “Registrant Contributions in Last FY” column are credits to a bookkeeping account maintained by the Corporation for the benefit of the Named Executive Officer, and are included in the “All Other Compensation” figures of the Summary Compensation Table.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) is available to qualified US-based Named Executive Officers, including Messrs. Batten and Bratel. It is the Corporation’s current practice to allow no additional participants in this plan. The supplemental retirement benefit is calculated as the additional benefit that the participant would have received at retirement under the Corporation’s frozen Retirement Plan and the Twin Disc, Incorporated Retirement Savings Plan for Salaried Employees (“Salaried Plan”), but for the limitation on compensation used in determining benefits under those plans. In light of the fact that the Salaried Plan is a defined contribution plan with individual accounts, the SERP was amended on July 29, 2010, to restate the SERP benefits of Messrs. Batten and Bratel as individual accounts, with an opening account balance equal to the present value of their SERP benefits as of August 1, 2009. In addition to annual accruals based on the additional benefit that would be received under the Salaried Plan but for limits on compensation in that plan, the accounts of Messrs. Batten and Bratel will receive interest credits based on the annual rate on 30-year Treasury securities, with a minimum annual interest credit of three percent.

Any benefits payable under the SERP will automatically be paid in a two-payment deferred lump sum form, under which two equal payments will be made to the participant (or his surviving spouse or named beneficiary if the participant dies prior to all of the payments being made). The first payment will be made on the February 1 following the calendar year of retirement (or on the date that is six months after retirement, if later), and the second payment to be made on February 1 of the following year. The two payments shall be the actuarial equivalent of the annual benefit calculated under the single life annuity form.

If each of the two lump sum payments exceeds $500,000, each payment shall be limited to $500,000 with additional payments (also limited to $500,000 each) to be made on each subsequent February 1 until the balance is paid. If the commencement of benefits is based on the participant’s separation from service, the first payment will not be made sooner than six months after the participant’s separation.

Potential Payments Upon Termination or Change in Control

The following information and tables set forth the amount of payments to each Named Executive Officer in the event of a termination of employment as a result of retirement, death, disability, termination for cause, voluntary termination prior to retirement, and involuntary termination (or resignation for good cause) following a change in control.

●

Normal or Early Retirement. The normal retirement age for US-based employees, including the Named Executive Officers, is 65. All full-time salaried employees employed before October 1, 2003 participate in the Twin Disc, Incorporated Retirement Plan for Salaried Employees and the Twin Disc, Incorporated Retirement Savings Plan for Salaried Employees. Eligibility for retirement occurs upon reaching one of the following age and service requirements: a) Age 65 with 5 years of service; b) Age 60 with 10 years of service; c) 30 years of service at any age; or d) age plus service equals 85 points. Mr. Bratel is the only Named Executive Officer who was eligible for retirement at the end of FY2017.

Medical benefits are only available to Twin Disc retirees hired before October 1, 2003 and who are not yet Medicare-eligible. Eligibility for retiree medical benefits ends upon reaching Medicare eligibility.

Restricted stock is forfeited if retirement occurs before the restrictions on such shares have ended.

Performance stock and performance stock units will be paid after the end of the relevant performance period, but only if the performance objective is achieved. The stock or units are prorated based on actual employment during the performance period.

Stock options must be exercised within 30 days of termination or they expire.

A Supplemental Executive Retirement Plan (SERP) is available for several Named Executive Officers who qualify for a retirement benefit under the Corporation’s pension plans. Messrs. Batten and Bratel are currently the only participants.

For those executives eligible for an endorsement split-dollar life insurance policy, the ownership of the life insurance will be transferred from the Corporation to the executive at the later of retirement or the 15th anniversary of the policy. At the time of transfer, the Corporation will recover its share of the total premiums paid throughout the life of the policy from the cash value or alternatively, receive direct reimbursement from the executive.

●

Death while Employed. In the event of death of a Named Executive Officer while actively employed, the executive’s estate would receive payment for any base salary earned, but not yet paid. In addition, any vacation accrual not used would also be paid to the estate.

Restricted stock vests and becomes payable per the terms of the individual grant agreement. The estate would receive the payment of shares.

Performance stock and performance stock units will immediately vest after the Employee’s termination of employment due to death and be paid as if the maximum performance target has been achieved. The stock or units are prorated based on actual employment during the performance period.

Options will fully vest and may pass to the estate, or as directed by a will, and must be exercised within one year from date of death.

●

Disability. In the event of termination of employment due to disability, a Named Executive Officer would receive benefits under the Corporation’s short-term and long-term disability plans, generally available to full-time salaried employees. Benefits are reduced for any social security or pension eligibility.

Restricted stock vests and becomes payable per the terms of the individual grant agreement.

Performance stock and performance stock units will immediately vest after the Employee’s termination of employment due to disability and are paid assuming the maximum performance target has been achieved. The stock or units are prorated based on actual employment during the performance period.

●

Termination for Cause. An executive is not eligible for any additional benefits at termination, unless the Compensation and Executive Development Committee would determine that severance payments are appropriate.

●

Voluntary Termination Prior to Retirement. An executive is not entitled to any additional forms of severance payments in the event of a voluntary termination, prior to becoming eligible for retirement.

●

Involuntary Termination (or Resignation for Good Cause) Following Change in Control. The Corporation has entered into Change in Control Severance Agreements with each of our Named Executive Officers. The versions of the agreements that were in effect on June 30, 2017 provide that, following a change in control of the Corporation (as defined in the agreement), if employment of the executive is terminated by the Corporation for any reason other than "Good Cause," or is terminated by the executive for "Good Reason" within 24 months after the change in control occurs, certain benefits would become payable. These include:

o

severance as a multiple of base salary and the greater of (1) the annual bonus awarded to the executive under the CIP for the fiscal year immediately preceding the fiscal year in which the date of termination occurs (or, if no annual bonus was received for such fiscal year, the average of the annual bonuses awarded to the executive under the the CIP for the three years preceding the fiscal year in which the date of termination occurs) or (2) the executive’s target annual bonus under the CIP for the fiscal year in which the date of termination occurs,

o	twenty-four months of benefit continuation,
o	current value of all outstanding stock options,
o	restricted stock, and
o

performance stock and performance units immediately vest, and stock or cash is paid under the agreements as if the maximum performance objective was achieved. The cash payment shall be equal to the number of performance stock units granted to the employee multiplied by the fair market value of the Corporation’s common stock as of the effective date of such change in control.

The following tables show the amounts payable under different termination scenarios for each Named Executive Officer as if such scenario occurred on June 30, 2017, the last day of the Corporation’s most recent fiscal year:

John H. Batten

Termination Event	Base Salary ($)	Bonus ($)	(1) Non-Equity Incentive Plan ($)	Value of Accelerated Restricted Stock, Performance Stock and Performance Stock Units, and Stock Options ($)	Other Benefits ($)	Total ($)
Normal Retirement prior to a Change in Control	Not Eligible on 6/30/17	Not Eligible on 6/30/17	Not Eligible on 6/30/17	Not Eligible on 6/30/17	Not Eligible on 6/30/17	Not Eligible on 6/30/17
Death	Paid through last day worked	$0	$133,250	$1,853,697 2)	$0	$1,986,947
Disability	Paid through last day worked	$0	$133,250	$1,853,697 (2)	$414,622 (3)	$2,401,569
Termination for Cause	Paid through last day worked	$0	$0 (4)	$0 (4)	$0	$0
Voluntary Termination Prior to Retirement	Paid through last day worked	$0	$0	$0 (5)	$0	$0
Involuntary Termination or Resignation for Good Cause Following Change in Control	Paid through last day worked	$0	$133,250	$2,559,903 (6)	$2,118,511 (7)	$4,811,664

(1)

This value is the actual earned bonus under the Corporate Incentive Plan as of June 30, 2017. Executive must be actively employed at the time of bonus payment, or must have retired, become disabled, or died during the fiscal year, to receive the bonus payment.

(2)

Upon death or disability, performance awards immediately vest and the awards will be delivered pro-rata, based on the assumption that the maximum performance target was achieved. In addition, restricted shares become non-forfeitable. The amount in the table was calculated by adding the prorated values of the maximum cash payments for the performance stock unit awards (100% of the maximum cash payment for performance stock units payable for the performance period ending June 30, 2017 ($103,136), plus the value of the prorated maximum number of shares issuable under the performance stock awards (100% of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2017 (6,442 shares), plus 2/3rds of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2018 (20,520 shares), plus 1/3rd of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2019 (16,748 shares)). In addition, Mr. Batten has 10,736 shares of restricted stock that vest on July 30, 2017, 20,519 shares of restricted stock that vest on July, 31, 2018, and 33,496 shares of restricted stock that vest on July 28, 2019 if he remains employed with the Corporation through those dates, respectively. The maximum cash payments of the performance stock unit awards were determined by using $16.01, the mean of the high and low selling prices of Twin Disc shares on June 30, 2017, and the values of performance shares and restricted shares were determined by using $16.14, the closing price of Twin Disc shares on June 30, 2017.

(3)

Of this amount, $250,000 is the value of six months of benefits beginning July 1, 2017 under the Corporation’s short-term disability program for salaried employees. Any benefits payable after six months are provided by a fully-insured disability carrier. The remainder of this amount is the June 30, 2017 value of Mr. Batten’s benefit under the Supplemental Executive Retirement Plan (“SERP”), which vests and becomes payable upon reaching early or normal retirement age under the SERP, following termination of employment due to disability.

(4)	Employees terminated for cause are not eligible for performance awards. This assumes Mr. Batten was involuntarily terminated for cause on June 30, 2017.
(5)	This amount reflects performance stock and performance unit awards payable for the performance period ending June 30, 2017. These awards did not vest, as the performance target was not met.
(6)

Upon involuntary termination without cause or resignation for good cause after a change in control, performance stock and performance units immediately vest, and stock or cash is paid under the agreements as if the maximum performance objective was achieved. In addition, restricted stock becomes fully transferable. This amount represents the total of outstanding shares and units, which consists of restricted shares (64,751) and performance stock (87,465) valued at $16.14 (the closing price of Twin Disc shares on June 30, 2017), and performance stock units (6,442) valued at $16.01 (the mean of the high and low selling prices of Twin Disc shares on June 30, 2017).

(7)

Under the Change in Control Severance Agreement as in effect on June 30, 2017, Mr. Batten is entitled to 2.5 times his base salary plus the greater of (1) the annual bonus awarded to the Employee under the CIP for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (or, if no annual bonus was received for such fiscal year, the average of the annual bonuses awarded to Employee under the CIP for the three years preceding the fiscal year in which the Date of Termination occurs) or (2) the Employee’s target annual bonus under the CIP for the fiscal year in which the Date of Termination occurs. This formula would result in a payment of $2,062,500 as of June 30, 2017. The figure in the table above also includes benefit continuation for 24 months ($56,011).

Jeffrey S. Knutson

Termination Event	Base Salary ($)	Bonus ($)	(1) Non-Equity Incentive Plan ($)	Value of Accelerated Restricted Stock, Performance Stock, Performance Stock Units, and Stock Options ($)	Other Benefits ($)	Total ($)
Normal Retirement prior to a Change in Control	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6//30/17
Death	Paid through last day worked	$0	$67,725	$766,805 (2)	$0	$834,530
Disability	Paid through last day worked	$0	$67,725	$766,80 (2)	$153,462 (3)	$987,992
Termination for Cause	Paid through last day worked	$0	$0 (4)	$0 (4)	$0	$0
Voluntary Termination Prior to Retirement	Paid through last day worked	$0	$0	$0 (5)	$0	$0
Involuntary Termination or Resignation for Good Cause Following Change in Control	Paid through last day worked	$0	$67,725	$1,064,443 (6)	$1,000,230 (7)	$2,132,398

(1)

This value is the actual earned bonus under the Corporate Incentive Plan as of June 30, 2017. Executive must be actively employed at the time of bonus payment, or must have retired, become disabled, or died during the fiscal year, to receive the bonus payment.

(2)

Upon death or disability, performance awards immediately vest and the awards will be delivered pro-rata, based on the assumption that the maximum performance target was achieved. In addition, restricted shares become non-forfeitable. The amount in the table was calculated by adding the prorated values of the maximum cash payments for the performance stock unit awards (100% of the maximum cash payment for performance stock units payable for the performance period ending June 30, 2017 ($28,610) plus the value of the prorated maximum number of shares issuable under the performance stock awards (100% of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2017 (1,787 shares), plus 2/3rds of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2018 (8,648 shares), plus 1/3rd of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2018 (7,059 shares). In addition, Mr. Knutson has 5,478 shares of restricted stock that vest on July 30, 2017, 8,648 shares of restricted stock that vest on July 31, 2018, and 14,117 shares of restricted stock that vest on July 28, 2019 if he remains employed with the Corporation through those dates, respectively. The maximum cash payments of the performance stock unit awards were determined by using $16.01, the mean of the high and low selling prices of Twin Disc shares on June 30, 2017, and the values of performance shares and restricted shares were determined by using $16.14, the closing price of Twin Disc shares on June 30, 2017.

(3)

This is the value of six months of benefits beginning July 1, 2017 under the Corporation’s short-term disability program for salaried employees. Any benefits payable after six months are provided by a fully-insured disability carrier.

(4)	Employees terminated for cause are not eligible for performance awards. This assumes Mr. Knutson was involuntarily terminated for cause on June 30, 2017.
(5)

This amount reflects performance stock and performance unit awards payable for the performance period ending June 30, 2017. These awards did not vest, as the threshold performance target was not achieved.

(6)

Upon involuntary termination without cause or resignation for good cause after a change in control, performance stock and performance units immediately vest, and stock or cash is paid under the agreements as if the maximum performance objective was achieved. In addition, restricted stock becomes fully transferable. This amount represents the total of outstanding shares and units, which consists of restricted shares (28,243) and performance stock (35,935) valued at $16.24 (the closing price of Twin Disc shares on June 30, 2017), and performance stock units (1,787) valued at $16.01 (the mean of the high and low selling prices of Twin Disc shares on June 30, 2017).

(7)

Under the Change in Control Severance Agreement as in effect on June 30, 2017, Mr. Knutson is entitled to 2.0 times his base salary plus the greater of (1) the annual bonus awarded to the Employee under the CIP for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (or, if no annual bonus was received for such fiscal year, the average of the annual bonuses awarded to Employee under the CIP for the three years preceding the fiscal year in which the Date of Termination occurs) or (2) the Employee’s target annual bonus under the CIP for the fiscal year in which the Date of Termination occurs. This formula would result in a payment of $945,000 as of June 30, 2017. The figure in the table above also includes benefit continuation for 24 months ($55,230).

Malcolm F. Moore

Termination Event	Base Salary ($)	Bonus ($)	(1) Non-Equity Incentive Plan ($)	Value of Accelerated Restricted Stock, Performance Stock, Performance Stock Units, and Stock Options ($)	Other Benefits ($)	Total ($)
Normal Retirement prior to a Change in Control	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6//30/17
Death	Paid through last day worked	$0	$79,500	$829,709 (2)	$0	$909,209
Disability	Paid through last day worked	$0	$79,500	$829,709 (2)	$142,692 (3)	$1,051,901
Termination for Cause	Paid through last day worked	$0	$0 (4)	$0 (4)	$0	$0
Voluntary Termination Prior to Retirement	Paid through last day worked	$0	$0	$0	$0	$0
Involuntary Termination or Resignation for Good Cause Following Change in Control	Paid through last day worked	$0	$79,500	$1,232,693 (5)	$1,234,274 (6)	$2,546,467

(1)

This value is the actual earned bonus under the Corporate Incentive Plan as of June 30, 2017. Executive must be actively employed at the time of bonus payment, or must have retired, become disabled, or died during the fiscal year, to receive the bonus payment.

(2)

Upon death or disability, performance awards immediately vest and the awards will be delivered pro-rata, based on the assumption that the maximum performance target was achieved. In addition, restricted shares become non-forfeitable. The amount in the table was determined by adding the value of the prorated shares issuable under the performance stock awards (2/3rds of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2018 (11,164 shares), plus 1/3rd of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2019 (9,693 shares)). In addition, Mr. Moore has 11,164 shares of restricted stock that vest on July 31,2018 and 19,386 shares of restricted stock that vest on July 28, 2019, if he remains employed with the Corporation through those dates, respectively. The values of performance shares and restricted shares were determined by using $16.14, the closing price of Twin Disc shares on June 30, 2017.

(3)

This is the value of six months of benefits beginning July 1, 2017 under the Corporation’s short-term disability program for salaried employees. Any benefits payable after six months are provided by a fully-insured disability carrier.

(4)	Employees terminated for cause are not eligible for performance awards. This assumes Mr. Moore was involuntarily terminated for cause on June 30, 2017.
(5)

Upon involuntary termination without cause or resignation for good cause after a change in control, performance stock and performance units immediately vest, and stock or cash is paid under the agreements as if the maximum performance objective was achieved. In addition, restricted stock becomes fully transferable. This amount represents the total of outstanding shares, which consists of restricted shares (30,550) and performance stock (20,857) valued at $16.14 (the closing price of Twin Disc shares on June 30, 2017).

(6)

Under the Change in Control Severance Agreement as in effect on June 30, 2017, Mr. Moore is entitled to 2.0 times his base salary plus the greater of (1) the annual bonus awarded to the Employee under the CIP for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (or, if no annual bonus was received for such fiscal year, the average of the annual bonuses awarded to Employee under the CIP for the three years preceding the fiscal year in which the Date of Termination occurs) or (2) the Employee’s target annual bonus under the CIP for the fiscal year in which the Date of Termination occurs. This formula would result in a payment of $1,192,500 as of June 30, 2017. The figure in the table above also includes benefit continuation for 24 months ($41,774).

Donald J. Nelson

Termination Event	Base Salary ($)	Bonus ($)	(1) Non-Equity Incentive Plan ($)	Value of Accelerated Restricted Stock, Performance Stock and Performance Stock Units, and Stock Options ($)	Other Benefits ($)	Total ($)
Normal Retirement prior to a Change in Control	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17	Not eligible on 6/30/17
Death	Paid through last day worked	$0	$66,625	$694,020 (2)	$0	$760,645
Disability	Paid through last day worked	$0	$66,625	$694,020 (2)	$110,417 (3)	$817,062
Termination for Cause	Paid through last day worked	$0	$0 (4)	$0 (4)	$0	$0
Voluntary Termination Prior to Retirement	Paid through last day worked	$0	$0	$0 (5)	$0	$0
Involuntary Termination or Resignation for Good Cause Following Change in Control	Paid through last day worked	$0	$66,625	$855,420 (6)	$787,261 (7)	$1,709,306

(1)

This value is the actual earned bonus under the Corporate Incentive Plan as of June 30, 2017. Executive must be actively employed at the time of bonus payment, or must have retired, become disabled, or died during the fiscal year, to receive the bonus payment.

(2)

Upon death or disability, performance awards immediately vest and the awards will be delivered pro-rata, based on the assumption that the maximum performance target was achieved. In addition, restricted shares become non-forfeitable. The amount in the table was calculated by adding the prorated values of the maximum number of shares issuable under the performance stock awards,1/3rd of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2019 (5,000 shares). In addition, Mr. Nelson has 14,000 shares of restricted stock that vest on December 12, 2017, 14,000 shares of restricted stock that vest on December 12, 2018, and 10,000 shares of restricted stock that vest on July 28, 2019 if he remains employed with the Corporation through those dates, respectively. The values of performance shares and restricted shares were determined by using $16.14, the closing price of Twin Disc shares on June 30, 2017.

(3)

This amount is the value of six months of benefits beginning July 1, 2017 under the Corporation’s short-term disability program for salaried employees. Any benefits payable after six months are provided by a fully-insured disability carrier.

(4)	Employees terminated for cause are not eligible for performance awards. This assumes Mr. Nelson was involuntarily terminated for cause on June 30, 2017.
(5)	This amount reflects performance stock and performance unit awards payable for the performance period ending June 30, 2017. Mr. Nelson did not have awards vesting on this date.
(6)

Upon involuntary termination without cause or resignation for good cause after a change in control, performance stock and performance units immediately vest, and stock or cash is paid under the agreements as if the maximum performance objective was achieved. In addition, restricted stock becomes fully transferable. This amount represents the total of outstanding shares and units, which consists of restricted shares (38,000) and performance stock (15,000) valued at $16.14 (the closing price of Twin Disc shares on June 30, 2017).

(7)

Under the Change in Control Severance Agreement as in effect on June 30, 2016, Mr. Nelson is entitled to 1.5 times his base salary plus the greater of (1) the annual bonus awarded to the Employee under the CIP for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (or, if no annual bonus was received for such fiscal year, the average of the annual bonuses awarded to Employee under the CIP for the three years preceding the fiscal year in which the Date of Termination occurs) or (2) the Employee’s target annual bonus under the CIP for the fiscal year in which the Date of Termination occurs. This formula would result in a payment of $731,250 as of June 30, 2017. The figure in the table above also includes benefit continuation for 24 months ($56,011).

Dean J. Bratel

Termination Event	Base Salary ($)	Bonus ($)	(1) Non-Equity Incentive Plan ($)	Value of Accelerated Restricted Stock, Performance Stock and Performance Stock Units, and Stock Options ($)	Other Benefits ($)	Total ($)
Normal Retirement prior to a Change in Control	Paid through last day worked	$0	$52,250	Not eligible on 6/30/17	Not eligible on 6/30/17	$52,250
Death	Paid through last day worked	$0	$52,250	$710,243 (2)	$0	$762,493
Disability	Paid through last day worked	$0	$52,250	$710,243 (2)	$172,648 (3)	$935,141
Termination for Cause	Paid through last day worked	$0	$0 (4)	$0 (4)	$0	$0
Voluntary Termination Prior to Retirement	Paid through last day worked	$0	$0	$0 (5)	$0	$0
Involuntary Termination or Resignation for Good Cause Following Change in Control	Paid through last day worked	$0	$52,250	$980,830 (6)	$787,261 (7)	$1,820,341

(1)

This value is the actual earned bonus under the Corporate Incentive Plan as of June 30, 2017. Executive must be actively employed at the time of bonus payment, or must have retired, become disabled, or died during the fiscal year, to receive the bonus payment.

(2)

Upon death or disability, performance awards immediately vest and the awards will be delivered pro-rata, based on the assumption that the maximum performance target was achieved. In addition, restricted shares become non-forfeitable. The amount in the table was calculated by adding the prorated values of the maximum cash payments for the performance stock unit awards (100% of the maximum cash payment for performance stock units payable for the performance period ending June 30, 2017 ($39,513), plus the value of the prorated maximum number of shares issuable under the performance stock awards (100% of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2017 (2,469 shares), plus 2/3rds of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2018 (7,862 shares), plus 1/3rd of the maximum shares issuable under the performance stock awards for the performance period ending June 30, 2019 (6,417 shares). In addition, Mr. Bratel has 4,113 shares of restricted stock that vest on July 30, 2017, 7,862 shares of restricted stock that vest on July 31, 2017, and 12,834 shares of restricted stock that vest on July 28, 2019 if he remains employed with the Corporation through those dates, respectively. The maximum cash payments of the performance stock unit awards were determined by using $16.01, the mean of the high and low selling prices of Twin Disc shares on June 30, 2017, and the values of performance shares and restricted shares were determined by using $16.01, the closing price of Twin Disc shares on June 30, 2017.

(3)

Of this amount, $137,500 is the value of six months of benefits beginning July 1, 2017 under the Corporation’s short-term disability program for salaried employees. Any benefits payable after six months are provided by a fully-insured disability carrier. The remainder of this amount is the June 30, 2017 value of Mr. Bratel’s benefit under the Supplemental Executive Retirement Plan (“SERP”), which vests and becomes payable upon reaching early or normal retirement age under the SERP, following termination of employment due to disability.

(4)	Employees terminated for cause are not eligible for performance awards. This assumes Mr. Bratel was involuntarily terminated for cause on June 30, 2017.
(5)	This amount reflects performance stock and performance unit awards payable for the performance period ending June 30, 2017. These awards did not vest, as the performance target was not achieved.
(6)

Upon involuntary termination without cause or resignation for good cause after a change in control, performance stock and performance units immediately vest, and stock or cash is paid under the agreements as if the maximum performance objective was achieved. In addition, restricted stock becomes fully transferable. This amount represents the total of outstanding shares and units, which consists of restricted shares (24,809) and performance stock (33,513) valued at $16.14 (the closing price of Twin Disc shares on June 30, 2017), and performance stock units (2,468) valued at $16.01 (the mean of the high and low selling prices of Twin Disc shares on June 30, 2017).

(7)

Under the Change in Control Severance Agreement as in effect on June 30, 2017, Mr. Bratel is entitled to 1.5 times his base salary plus the greater of (1) the annual bonus awarded to the Employee under the CIP for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (or, if no annual bonus was received for such fiscal year, the average of the annual bonuses awarded to Employee under the CIP for the three years preceding the fiscal year in which the Date of Termination occurs) or (2) the Employee’s target annual bonus under the CIP for the fiscal year in which the Date of Termination occurs. This formula would result in a payment of $731,250 as of June 30, 2017. The figure in the table above also includes benefit continuation for 24 months ($56,011).

Director Compensation

The following table summarizes information regarding the compensation received by each of our non-employee Directors during FY2017:

Name	Year	Fees Earned or Paid in Cash	Value of Stock Awards (1)	All Other Compensation	Total
Michael Doar	2017	$68,500	$62,502		$131,002
Janet Giesselman	2017	$71,500	$62,502		$134,002
David Johnson	2017	$62,625	$78,250		$140,875
David Rayburn	2017	$112,500	$62,502		$175,002
Michael Smiley	2017	$62,500	$62,502		$125,002
Harold Stratton II	2017	$68,500	$62,502		$131,002
David Zimmer	2017	$74,500	$62,502		$137,002

(1)	Value of Stock Awards is computed as of the date of grant in accordance with Financial Accounting Standards Board ASC Topic 718.

Director Compensation Plan

Outside Directors of the Corporation (i.e. non-Corporation employees) are eligible to participate in the Twin Disc, Incorporated 2010 Stock Incentive Plan for Non-Employee Directors and are paid an annual retainer fee composed of both cash and restricted shares of Twin Disc stock. The mix of cash and stock is determined by the Board of Directors on an annual basis. The cash portion is paid quarterly, while the stock portion of the retainer is awarded annually, at the annual shareholders meeting in October. The restricted shares will vest as of the subsequent annual shareholders meeting.

For FY2017, the Board reviewed its Director Compensation and maintained its annual retainer at $125,000, effective as of the date of the annual shareholders meeting in October 2016. They determined that the mix for FY2017 would be 50% cash and 50% restricted stock.

Committee chairs are paid an annual fee in addition to the annual retainer. The chairs of the Finance and Risk Management Committee, and the Nominating and Governance Committee each receive an annual fee of $6,000. The chair of the Audit Committee receives a $12,000 annual fee and the chair of the Compensation and Executive Development Committee receives a $9,000 annual fee, due to the larger responsibilities of the positions. The annual Chairman’s fee remains at 40% of the retainer, or $50,000.

Beginning after the Annual Shareholder’s Meeting in October 2017, the amount of the Committee Chair fees will be revised. The chairs of the Finance and Risk Management Committee and the Nominating and Governance Committee will each receive an annual fee of $7,000. The chair of the Audit Committee will receive an annual fee of $15,000 and the chair of the Compensation and Executive Development Committee will receive an annual fee of $10,000. The annual Chairman’s fee will remain unchanged.

Director stock ownership guidelines are in place for the outside Directors of the Corporation. These guidelines will set a target ownership level of three times the value of the Director annual retainer fee, exclusive of committee chair fees. Directors will have a period of five years to attain their targeted ownership level. The Compensation and Executive Development Committee monitors compliance with this guideline, using its discretion to address non-attainment issues.

Outside Directors who reach the age of 72 are required to retire from the Board of Directors effective as of the completion of their current term. Retired outside Directors will be entitled to an annual retirement benefit equal to the cash portion of the total annual retainer amount last paid to the Director prior to retirement, exclusive of committee chair fees. Retirement benefits will be payable for a term equal to the Director’s years of service or life, whichever is shorter.

Compensation and Executive Development Committee Report

The Compensation and Executive Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation and Executive Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement and the Corporation’s annual report on Form 10-K.

Members of the Compensation and Executive Development Committee:

Janet P. Giesselman, Chair

Michael C. Smiley

Harold M. Stratton II

David R. Zimmer

August 2, 2017

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of the Corporation’s other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this report by reference therein.

The Audit Committee charter reflects standards set forth in SEC regulations and NASDAQ Stock Market rules. All members of the Audit Committee are independent, as defined in Rule 5605 of the listing standards of the NASDAQ Stock Market.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met six times during fiscal 2017.

As part of its responsibilities, and as set forth in its charter, the Audit Committee met with both management and the Corporation's independent accountants to review and discuss the audited financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent accountants. The Committee's review included discussion with the independent accountants of matters required to be discussed pursuant to Auditing Standard No. 16, “ Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.”

The Committee received the written disclosures and the letter required from the independent accountants pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence.  The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation's audited financial statements in the Corporation’s annual report on Form 10-K for the fiscal year ended June 30, 2017, for filing with the Securities and Exchange Commission.

Audit Committee

David R. Zimmer, Chair

Michael Doar

Janet P. Giesselman

David W. Johnson

Michael C. Smiley

August 2, 2017

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information regarding the Corporation’s equity-based compensation plans as of the end of the most recently completed fiscal year:

Plan Category	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Price of Outstanding Options, Warrants and Rights	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	268,296 (1)	$16.47 (2)	113,004 (3)
Equity Compensation Plans Not Approved By Shareholders	0	N/A	0
TOTAL	268,296 (1)	$16.47 (2)	113,004 (3)

(1)

Includes 13,200 non-qualified stock options awarded under the Twin Disc, Incorporated 2004 Stock Incentive Plan for Non-Employee Directors. Also includes 164,397 shares of performance stock that may be issued as of June 30, 2019 under the Twin Disc, Incorporated 2010 Stock Incentive Plan, assuming the maximum performance level will be achieved. As of June 30, 2017, the Corporation believes that it is unlikely that the threshold performance goals will be achieved. Also includes 90,699 shares of performance stock that may be issued as of June 30, 2018 under the Twin Disc, Incorporated 2010 Stock Incentive Plan, assuming the maximum performance goals are achieved. As of June 30, 2017, the Corporation believes that it is unlikely that the threshold performance goals will be achieved.

(2)	Because performance stock awards do not have an exercise price, the weighted-average exercise price does not take performance stock awards into account.
(3)

Includes 12,578 shares of the Corporation’s common stock issuable under the Amended and Restated Twin Disc, Incorporated 2010 Stock Incentive Plan, and 100,426 shares issuable under the Twin Disc, Incorporated 2010 Stock Incentive Plan for Non-Employee Directors. Assumes that outstanding performance stock awards will be issued at maximum, which may not reflect the most probable outcome. As of June 30, 2017, the Corporation believes that it is unlikely that the threshold performance goals will be achieved. Does not include shares of performance stock that were forfeited for the performance period ended June 30, 2017, which are subject to re-issuance under the Amended and Restated Twin Disc, Incorporated 2010 Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s Directors, executive officers and certain persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities to file reports of ownership and changes in ownership of Twin Disc stock.  Based solely on a review of the copies of such forms furnished to the Corporation and representations from executive officers and Directors, the Corporation believes that during the period from July 1, 2016 to June 30, 2017, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were properly filed with the Securities and Exchange Commission, with the exception of Ms. Giesselman’s August 25, 2017 Form 5 filing (which should have been filed on August 15, 2016).

GENERAL

The Corporation will bear the cost of the solicitation of proxies. The firm of Georgeson Inc., New York, NY has been retained to assist in solicitation of proxies for the Annual Meeting at a fee not to exceed $9,500 plus expenses.

Management does not know of any other business to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote upon such matters in their discretion in accordance with the authorization of the proxy.

If you do not contemplate attending in person, we respectfully request that you fill in, sign and return the accompanying proxy at your earliest convenience. However, remember that in order to have your proxy validated, it must be delivered to the Secretary either in person, by mail, or by messenger, and it must be received by the Secretary not less than forty-eight (48) hours prior to the date of the Annual Meeting. Alternatively, shareholders may transmit voting instructions via the Internet by accessing www.investorvote.com/twin or by telephone at 1-800-652-8683.

APPENDIX A

COMPENSATION SURVEYS: PARTICIPATING COMPANIES UTILIZED

CDB General Industry Executive	Acumed
Companies Revenues < $1B	Alfa Laval Inc.
Acxiom	Ames True Temper
Aerojet	ASCO VALVE
Appleton Papers	Bemis Mfg. Co.
Arctic Cat	BIC Advertising and Promotional Products (BIC APP)
Aricent Group	Bosch Rexroth
Bush Brothers	Bradley Corporation
E.W. Scripps	Bulk Handling Systems
EnPro Industries	CAMCRAFT
ESRI	Engineered Plastics Company
Euro-Pro	Etnyre International, Ltd.
Fidessa Group	Fleetwood Group, Inc.
GenCorp	Flexible Steel Lacing Company
Globecomm Systems	Georg Fischer Signet LLC
Graco Neustar	HU-FRIEDY MFG. CO.,
Hanger Orthopedic Group	Hunter Industries
HNTB Regency Centers	John Crane
Hovnanian Enterprises	Johnson Outdoors
Hutchinson Technology	Kewaunee Scientific Corporation
ION Geophysical	Klein Tools, Inc.
Kimco Realty Space	Lake Region Medical
LifeCell Sundt Construction	Lane Enterprises, Inc.
Makino	Lantech
Operating Matthews International	Logic PD
Medicines Company	Lutron Electronics Co., Inc.
Milacron	Malco Products, Inc.
Navigant Consulting	Merit Medical Systems
Polymer Group	Project Management Institute
Ricardo	Rea Magnet Wire Company, Inc.
Scientific Research	Rite-Hite Holding Corporation
ShawCor	Scientific Research Corporation
Systems Loral	Seaman Corporation
Taubman Centers	SGT, Inc
Viad	Southco, Inc.
VistaPrint	The Bergquist Company
Zebra Technologies	United Conveyor Corporation
CSR Top Management
Durable Goods Companies
Revenues < $450M

A-1

TWIN DISC

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern, October 25, 2017.

Vote by Internet

- Go to **www.investorvote.com/twin**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 4 AND "EVERY YEAR" ON PROPOSAL 3.

1. Elect as Directors the following Nominees:

01 - Michael Doar 02 - David R. Zimmer

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Advise approval of the compensation of the Named Executive Officers.	☐	☐	☐
4. Ratify the appointment of RSM US LLP as our independent auditors for the fiscal year ending June 30, 2018.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advise frequency of the vote on Named Executive Officer compensation.	☐	☐	☐	☐

PLEASE NOTE: TO VALIDATE THIS PROXY, YOU MUST SIGN BELOW.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02N3PC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on October 26, 2017.
The Proxy Statement and the 2017 Annual Report on Form 10-K are available at: **http://ir.twindisc.com/proxy.cfm**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TWIN DISC.

Proxy — TWIN DISC, INCORPORATED

Annual Meeting of Shareholders – October 26, 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John H. Batten, Harold M. Stratton II and Michael C. Smiley and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Twin Disc, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Twin Disc, Incorporated to be held October 26, 2017 at 2:00 P.M. at the Corporate offices, 1328 Racine Street, Racine, Wisconsin or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

TWIN DISC

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet
- Go to **www.investorvote.com/twin**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.investorvote.com/twin

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.investorvote.com/twin**.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. You will not otherwise receive a paper or email copy of the proxy materials. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before October 12, 2017 to facilitate timely delivery.

2 N O T

02N3RD

Shareholder Meeting Notice

Twin Disc, Incorporated's Annual Meeting of Shareholders will be held on October 26, 2017 at the Corporate offices, 1328 Racine Street, Racine, Wisconsin, at 2:00 P.M. Central Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 4 AND "EVERY YEAR" ON PROPOSAL 3.

1. Election of Directors.
2. Advise approval of the compensation of the Named Executive Officers.
3. Advise frequency of the vote on Named Executive Officer compensation.
4. Ratify the appointment of RSM US LLP as our independent auditors for the fiscal year ending June 30, 2018.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.investorvote.com/twin.** Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Twin Disc, Incorporated" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by October 12, 2017.

02N3RD